Filed Pursuant to Rule 424(b)(3)
Registration No. 333-171215

PROSPECTUS

         Interline Brands, Inc.

Exchange Offer for $300,000,000
7.00% Senior Subordinated Notes due 2018

The Notes and the Guarantees

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  Interline Brands, Inc., a New Jersey corporation, or the "Issuer", is offering to exchange $300,000,000 of its outstanding 7.00% Senior Subordinated Notes due 2018, which were issued on November 16, 2010 and which are referred to herein as the initial notes, for a like aggregate amount of the Issuer's registered 7.00% Senior Subordinated Notes due 2018, which are referred to herein as the exchange notes. The exchange notes will be issued under an indenture dated as of November 16, 2010.

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  The exchange notes will mature on November 15, 2018. The Issuer will pay interest on the exchange notes on May 15 and November 15 of each year, beginning on May 15, 2011, at a rate of 7.00% per annum, to holders of record on the immediately preceding May 15 and November 15 as the case may be.

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  The exchange notes are guaranteed on an unsecured senior subordinated basis by Interline Brands, Inc., a Delaware corporation, or "Interline Delaware", and the Issuer's existing and future domestic subsidiaries that guarantee the Issuer's new asset-based revolving credit facility, which was entered into concurrently with the offering of the initial notes.

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  The exchange notes will be the Issuer's unsecured, senior subordinated obligations. The exchange notes and the guarantees will rank equal in right of payment with all of the Issuer's and the guarantors' existing and future senior subordinated indebtedness, and will rank junior to all of the Issuer's and the guarantors' existing and future senior indebtedness, including indebtedness under the Issuer's new asset-based revolving credit facility. The exchange notes and the guarantees will be structurally subordinated to all obligations of the Issuer's current and future subsidiaries that do not guarantee the exchange notes.

Terms of the exchange offer

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  It will expire at 5:00 p.m., New York City time, on January 26, 2011, unless we extend it.

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  If all the conditions to this exchange offer are satisfied, the Issuer will exchange all of the initial notes that are validly tendered and not withdrawn for the exchange notes.

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  You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

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  The exchange notes that the Issuer will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

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  The exchange notes that the Issuer will issue you in exchange for your initial notes are new securities with no established market for trading.

         Before participating in this exchange offer, please refer to the section in this prospectus entitled "Risk Factors" commencing on page 18.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where those unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale. See "Plan of Distribution."

The date of this prospectus is December 27, 2010.

INCORPORATION OF DOCUMENTS BY REFERENCE

        This prospectus incorporates by reference important business and financial information about our company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission (the "SEC") will automatically update and supersede this information. Any statement modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Subject to the preceding, the information in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference. We incorporate by reference the documents listed below and any other filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to termination of this offering:

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  Interline Delaware's annual report on Form 10-K for the year ended December 25, 2009 (filed with the SEC on February 23, 2010).

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  Interline Delaware's definitive proxy statement filed with the SEC on March 25, 2010 (to the extent incorporated in Interline Delaware's most recent annual report on Form 10-K).

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  Interline Delaware's quarterly reports on Form 10-Q for the quarterly periods ended March 26, 2010, June 25, 2010 and September 24, 2010 (filed with the SEC on May 3, 2010, August 2, 2010 and November 1, 2010, respectively).

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  Interline Delaware's current reports on Form 8-K filed with the SEC on January 11, 2010, January 14, 2010, March 18, 2010, May 11, 2010, May 17, 2010, November 4, 2010 and November 16, 2010.

        You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning Interline Brands, Inc., 701 San Marco Boulevard, Jacksonville, Florida 32207, Attention: Corporate Secretary; (904) 421-1400. To obtain timely delivery of any copies of filings requested, please write or telephone no later than five days prior to the termination of this exchange offer.

        Except as described above, no other information is incorporated by reference in this prospectus (including, without limitation, information on our website).

MARKET, RANKING AND OTHER DATA

        The data included and incorporated by reference in this prospectus regarding markets and ranking are estimates based on our management's knowledge and experience in the markets in which we operate, using various third party sources where available. We believe these estimates to be accurate as of their respective dates. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar data included and incorporated by reference in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information contained or incorporated by reference in this prospectus.

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PROSPECTUS SUMMARY

        This summary provides an overview of selected information and does not contain all the information you should consider. Before making a decision to participate in this exchange offer, you should carefully read the entire prospectus and the documents incorporated by reference herein, including the sections of this prospectus entitled "Risk Factors," and the financial data and other information contained in Interline Delaware's Annual Report on Form 10-K for the year ended December 25, 2009 and Interline Delaware's Quarterly Reports on Form 10-Q for the quarters ended March 26, 2010, June 25, 2010 and September 24, 2010, which reports are incorporated by reference herein.

        Unless otherwise indicated or as the context otherwise requires, in this prospectus, (i) the "Issuer" refers to Interline Brands, Inc., a New Jersey corporation and the issuer of the notes; (ii) "Interline Delaware" refers to Interline Brands, Inc., a Delaware corporation, the direct parent corporation of the Issuer and a guarantor of the notes; (iii) the "Company," "Interline Brands," "we," "us" and "our" refer to Interline Delaware and its consolidated subsidiaries. References to the "Transactions" refer to the transactions described below under "The Transactions" as well as the offering of the initial notes and the use of the net proceeds of the offering of the initial notes to repay our borrowings under our prior credit facility and to purchase or redeem the Issuer's 8 1/8% Senior Subordinated Notes due 2014 (the "2014 notes") as described herein.

        The term "initial notes" refers to the 7.00% Senior Subordinated Notes due 2018 that were issued on November 16, 2010 in a private offering. The term "exchange notes" refers to the 7.00% Senior Subordinated Notes due 2018 offered with this prospectus. The term "notes" refers to the initial notes and the exchange notes, collectively.

Business

        We are a leading national distributor and direct marketer of maintenance, repair and operations ("MRO") products. We stock approximately 100,000 MRO products in the following categories: appliances; cabinetry; electrical; floor coverings; hardware; hearth and chimney; heating, ventilation and air conditioning ("HVAC"); janitorial and sanitary; lighting; paint and sundries; plumbing; pool; security; shop and office supplies; tools and equipment; window coverings; and other miscellaneous products. Our products are primarily used for the repair, maintenance, remodeling and refurbishment of properties and non-industrial facilities. Our highly diverse customer base includes facilities maintenance customers, which consist of multi-family housing, educational institutions, lodging and health care facilities, government properties and building service contractors; professional contractors who are primarily involved in the repair and remodeling and construction of residential and non-industrial facilities; and specialty distributors, including plumbing and hardware retailers. Our customers range in size from individual contractors and independent hardware stores to apartment management companies and national purchasing groups. For the year ended December 25, 2009, we generated net sales of $1,059.3 million, net income of $26.1 million and Adjusted EBITDA of $79.9 million. For a reconciliation of net income to Adjusted EBITDA, see "—Summary Historical Consolidated Financial Information."

        The following charts illustrate the end-markets we serve and the net sales contribution of our product offerings for the nine months ended September 24, 2010:

Net Sales—By End-Market	Net Sales—By Product Offering

        We market and sell our products primarily through twelve distinct and targeted brands, each of which is nationally recognized in the markets we serve for providing premium products at competitive prices with reliable same-day or next-day delivery. The Wilmar®, AmSan®, Sexauer®, Maintenance USA® and Trayco® brands generally serve our facilities maintenance customers; the Barnett®, Copperfield®, U.S. Lock® and Sun Star® brands generally serve our professional contractor customers; and the Hardware Express®, LeranSM and AF LightingSM brands generally serve our specialty distributor customers. Our multi-brand operating model, which we believe is unique in the industry, allows us to use a single platform to deliver tailored products and services to meet the individual needs of each respective customer group served. We reach our markets using a variety of sales channels, including a sales force of approximately 575 field sales representatives, approximately 325 telesales and customer service representatives, a direct marketing program of approximately two million pieces annually, brand-specific websites and a national accounts sales program.

        We deliver our products through our network of 55 distribution centers and 23 professional contractor showrooms strategically located throughout the United States, Canada and Puerto Rico, 35 vendor managed inventory locations at large professional contractor customer locations, and a dedicated fleet of trucks. Our broad distribution network allows us the ability to provide reliable, next-day delivery service to 98% of the U.S. population and same-day delivery to most major metropolitan markets in the United States.

        Our information technology and logistics platform supports our major business functions, allowing us to market and sell our products at varying price points depending on the customer's service requirements. While we market our products under a variety of branded catalogs, generally our brands draw from the same inventory within common distribution centers and share associated employee and transportation costs. In addition, we have centralized marketing, purchasing and catalog production operations to support our brands. We believe that our information technology and logistics platform also benefits our customers by allowing us to offer a broad product selection at highly competitive prices while maintaining the unique customer appeal of each of our targeted brands. Overall, our common operating platform has enabled us to improve customer service, maintain lower operating costs, efficiently manage working capital and support our growth initiatives.

Competitive Strengths

        We believe our competitive strengths include:

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  Unique Operating Model and Brand Marketing Strategy.  We have developed targeted product and service offerings for each of our twelve distinct brands, which focus on specific customer end-markets. Our customer-centric marketing strategy includes the flexibility to provide multiple service and delivery options at varying price levels. By targeting varied customer end-markets, we have developed a diverse customer base of over 160,000 active accounts, with the top ten customers accounting for approximately 5.0% of our sales in 2009.

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  Highly Integrated, Industry-Leading Information Technology and Logistics Platform.  We operate a sophisticated information technology and logistics platform supporting our major business functions across our brands that allows us to manage customer relationships and to track and efficiently distribute thousands of products and enables us to achieve significant operating and financial efficiencies. Our common operating platform also provides us with a springboard to pursue our strategic growth initiatives without substantial incremental investment in our platform and plays a pivotal role in the successful integration of our acquisitions, as migration of the systems and business functions of acquired companies to our operating platform results in operational efficiencies and cost savings.

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  National Scope with Local Market Presence and Superior Customer Service.  We have a network of 55 distribution centers, 23 professional contractor showrooms, 35 vendor-managed inventory locations, and a dedicated fleet of trucks strategically located to serve most major metropolitan areas throughout the United States, Canada and Puerto Rico, enabling us to provide reliable, next-day delivery service to over 98% of the U.S. population and same-day delivery to most major metropolitan markets in the U.S. Our continued focus on reliable customer service and market expertise has fostered long standing relationships with our customers.

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  Leading Domestic and Proprietary Product Lines.  We offer approximately 100,000 MRO products, including well-recognized product lines as well as a number of high-quality, private label product lines. Since our private label products are typically less expensive for us to purchase from suppliers, we are able to improve our profit margin with the sale of these products, despite the fact that we usually sell them to our customers at a discount to our non-private label product offerings. Our product sourcing experience in Asia, which spans two decades, and our strong relationships with leading manufacturers are additional strategic advantages that help us to execute our proprietary private label strategy.

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  Strong Cash Flow Generation.  Our profitable operating results and focus on working capital management have been important factors in our strong cash flow generation, which was well demonstrated during the recent global economic recession. A scalable operating platform permits sales volume increases with relatively modest increases in capital expenditures. Over the past three fiscal years, our annual capital expenditures as a percentage of net sales averaged approximately 1.3%. Our strong focus on working capital management allows us to reduce working capital requirements during economic downturns and efficiently manage working capital investment during periods of economic growth.

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  Stable End-Markets.  We focus our sales efforts in the large and attractive MRO segment of the distribution industry. By focusing on the sale of products used for the repair, maintenance, remodeling and refurbishment of properties and non-industrial facilities within stable sectors such as multi-family housing, healthcare, government and education, we generally experience lower sales cyclicality and volatility than a non-MRO distributor. Additionally, our products are often used by our customers for projects that require immediate attention and result in expenditures that tend to be non-discretionary in nature.

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  Strong, Experienced Management Team.  We have assembled an experienced, successful senior management team, whose members have held executive positions in some of the nation's leading distribution companies. The members of our senior management team average over 15 years of industry experience.

Strategy

        Our objective is to become the leading supplier of MRO products to our three principal end-markets: facilities maintenance, professional contractor and specialty distributor. In pursuing this objective, our goal is to increase our net sales, earnings, free cash flow and return on invested capital by capitalizing on our information technology and logistics platforms. Our key strategies include:

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  Increased Operating Efficiencies.  We will continue to focus on enhancing our operating efficiency, which will increase profitability, improve our cash conversion cycle and increase our return on invested capital. Specific areas we continue to focus on include cost containment efforts, consolidation of our distribution network and optimizing our supply chain.

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  Organic Growth Initiatives.  We seek to further penetrate the markets we serve and expand into new product areas by utilizing and enhancing a number of our already successful marketing strategies, including: enhancing our national accounts program, increasing customer use of our supply chain management services, continuing to develop proprietary products under our private label brands, and selectively adding new products and new categories to our various brand offerings.

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  Geographic Expansion Opportunities.  We believe we can further penetrate the markets we currently serve and expand into new markets by increasing the number of our field sales and telesales representatives to serve additional sales territories.

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  Selected Strategic Acquisitions.  We will continue to maintain a disciplined acquisition strategy of adding new customers in currently served markets and pursuing acquisitions of established brands in new markets in an effort to leverage our operating infrastructure. We have a long history of acquiring and effectively integrating acquisitions into our existing platform.

Industry and Market Overview

        The MRO distribution industry in the U.S. and Canada is over $550 billion in size according to MRO market analyses by Modern Distribution Management ("MDM"), a trade company specializing in wholesale distribution, and Industrial Marketing Information, Inc. ("IMI"), a market research company specializing in quantification of the industrial business-to-business markets. The MRO distribution industry encompasses the supply of a wide range of products, including plumbing and electrical supplies, hand tools, janitorial supplies, safety equipment and many other categories. Customers served by the MRO distribution industry include heavy industrial manufacturers that use MRO supplies for the repair and overhaul of production equipment and machinery; owners and managers of facilities such as apartment complexes, office buildings, schools, hotels and hospitals that use MRO supplies largely for maintenance, repair and refurbishment; professional contractors; and specialty distributors.

        Within the MRO distribution industry, we focus on serving customers in three principal end-markets: facilities maintenance, professional contractors and specialty distributors. Our customers are primarily engaged in the repair, maintenance, remodeling, refurbishment and construction of properties and non-industrial facilities, as opposed to the maintenance of heavy industrial facilities and machinery. Our facilities maintenance customers are individuals and entities responsible for the maintenance and repair of various commercial properties, including apartment buildings, schools, hotels, prisons and health care facilities. Our professional contractor customers buy our products to provide plumbing, electrical, HVAC and mechanical services to their residential and commercial customers. Our specialty distributor customers consist primarily of hardware stores and small plumbing and electrical distributors that purchase our products for resale. According to the MDM and IMI MRO market analyses, the size of our addressable end-markets, which generally exclude new commercial and residential construction and heavy industrial manufacturing, is approximately $80 billion.

The Transactions

        Senior ABL Facility.    Concurrently with the closing of the offering of the initial notes, we entered into a new asset-based loan facility (the "ABL Facility") with a syndicate of lenders. The ABL Facility provides for maximum borrowings of up to $225.0 million from time to time, subject to a borrowing base formula. The terms of the ABL Facility allow us, subject to certain conditions, to increase the amount of commitments thereunder by an aggregate incremental amount up to $100 million. The ABL Facility matures in November 2015. Borrowings under the ABL Facility bear interest, at our option, at either adjusted LIBOR or an alternate base rate, in each case plus an applicable margin. Borrowings under the ABL Facility are guaranteed by all of the Issuer's direct and indirect domestic subsidiaries and are secured by first-priority liens on substantially all of the assets of the Issuer and the guarantors under the ABL Facility.

        We used a portion of the net proceeds of the offering of the initial notes to repay our outstanding borrowings under our prior credit facility and, in connection with the closing of the offering of the initial notes, we terminated that credit agreement.

        Tender Offer, Consent Solicitation and Redemption.    On June 23, 2006, the Issuer issued $200.0 million in aggregate principal amount of its 2014 notes. The 2014 notes are guaranteed by Interline Delaware and by each of our existing and future domestic subsidiaries that guaranteed our prior credit facility. As of September 24, 2010, there were $150.7 million in aggregate principal amount of 2014 notes outstanding. On November 1, 2010 we commenced a tender offer for any and all outstanding 2014 notes and a related consent solicitation seeking consents to certain amendments to the indenture governing the 2014 notes.

        On November 15, 2010, the consent date for the consent solicitation described above, $135,573,000 principal amount of the outstanding 2014 notes (or 90% of the outstanding 2014 notes) had been validly tendered in the tender offer and not validly withdrawn. On November 16, 2010, the Issuer paid $1,043.13, plus accrued and unpaid interest, which amount included a consent fee of $30.00 per $1,000 principal amount of 2014 notes validly tendered in the tender offer and not validly withdrawn prior to the consent date. On November 16, 2010, the proposed amendments became effective, eliminating substantially all of the restrictive covenants and certain event of default provisions from the indenture governing the 2014 notes. On November 30, 2010, the expiration time for the tender offer, $1,750,000 additional principal amount of the outstanding 2014 notes had been validly tendered in the tender offer and not validly withdrawn after the consent date and before the expiration time. On December 1, 2010, the Issuer paid $1,013.13, plus accrued and unpaid interest, per $1,000 principal amount of 2014 notes validly tendered in the tender offer and not validly withdrawn prior to the consent date.

        On December 1, 2010, we issued a notice of redemption pursuant to the indenture governing the 2014 notes (as amended and supplemented), stating that we will redeem the $13,358,000 outstanding principal amount of 2014 notes not purchased in the tender offer at a redemption price of 104.063% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date, which is January 3, 2011.

Recent Developments

        On October 29, 2010, we acquired substantially all of the assets and a portion of the liabilities of CleanSource, Inc. ("CleanSource"). The aggregate purchase price of $60.1 million is comprised of $54.6 million in cash and an earn-out of up to $5.5 million in cash over two years. We have not completed the allocation of the purchase price. CleanSource, which is headquartered in San Jose, California, is a large regional distributor of janitorial and sanitation ("JanSan") supplies. CleanSource offers over 4,000 products and primarily serves institutional facilities in the healthcare and education markets, as well as building services contractors. This acquisition represents a geographical expansion of our JanSan offering to the west coast of the United States.

The Issuer

        The Issuer, a New Jersey corporation incorporated in 1978, is the sole operating subsidiary of Interline Delaware. The Issuer is the issuer of the initial notes and the exchange notes being offered hereby.

        The following chart summarizes our legal entity structure following the completion of the Transactions.

        Our principal executive offices are located at 701 San Marco Boulevard, Jacksonville, Florida 32207 and our telephone number is (904) 421-1400. We also maintain a website at www.interlinebrands.com. The information on our website is not part of this prospectus.

Summary of the Exchange Offer

        In this subsection, "we", "us", and "our" refer only to Interline Brands, Inc., a New Jersey corporation, as issuer of the notes, exclusive of Interline Brands, Inc., a Delaware corporation and each of its and our subsidiaries.

Exchange Offer	We are offering to exchange $300,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.
Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on January 26, 2011, unless we decide to extend it.
Conditions to the Exchange Offer	We will complete this exchange offer only if:
• there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;
• there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes; and

•       there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939.

Please refer to the section in this prospectus entitled "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Initial Notes

To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at its address indicated under "The Exchange Offer—Exchange Agent." In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled "The Exchange Offer—Procedures for Tendering Initial Notes."

Special Procedures for Beneficial Owners

If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures

If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled "The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure."

Withdrawal Rights

You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under "The Exchange Offer—Exchange Agent" before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes

If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled "The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes."

Federal Income Tax Considerations Relating to the Exchange Offer

Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled "Certain United States Federal Income Tax Considerations."

Exchange Agent	Wells Fargo Bank, National Association is serving as exchange agent in the exchange offer.
Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled "The Exchange Offer—Fees and Expenses."
Use of Proceeds

We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:
• except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act of 1933, as amended (the "Securities Act"),

•       you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and

• the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.
You will not be able to require us to register your initial notes under the Securities Act unless:
• the exchange offer is not permitted by applicable law or SEC policy;
• you are prohibited by applicable law or SEC policy from participating in the exchange offer;

•       you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

• you are a broker-dealer and hold initial notes acquired directly from us or one of our affiliates.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled "The Exchange Offer—Your failure to participate in the exchange offer will have adverse consequences."
Resales

It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under "—Obligations of Broker-Dealers" below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

• you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;

• the exchange notes acquired by you are being acquired in the ordinary course of business;

•       you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

•       you are not an "affiliate," as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

•       if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled "The Exchange Offer—Procedure for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal," "Risk Factors—Risks Relating to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes" and "Plan of Distribution."

Obligations of Broker-Dealers

If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuers in the offering of the initial notes and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

        The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Interline Brands, Inc., a New Jersey corporation
Exchange Notes

$300.0 million in aggregate principal amount of 7.00% Senior Subordinated Notes due 2018. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity Date	November 15, 2018
Interest	7.00% per year (calculated using a 360-day year)
Interest Payment Dates	Each May 15 and November 15, commencing May 15, 2011
Ranking	The exchange notes will be the Issuer's general unsecured, senior subordinated obligations. Accordingly, they will rank:
• equal in right of payment with all of the Issuer's existing and future senior subordinated indebtedness (including any 2014 notes not acquired in the tender offer);
• junior to all of the Issuer's existing and future senior indebtedness, including indebtedness under the ABL Facility; and
• be senior in right of payment to any of the Issuer's existing and future obligations that are, by their terms, expressly subordinated in right of payment to the exchange notes.

In the event of our bankruptcy, liquidation or dissolution, holders of the exchange notes will not receive any payment until holders of senior debt have been paid in full. At September 24, 2010, on an as-adjusted basis, after giving effect to the Transactions, we would have had no senior debt outstanding and would have availability for up to approximately $207.0 million in additional borrowings under the ABL Facility.

Guarantees

The exchange notes will be unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by Interline Delaware and all of the Issuer's existing and future domestic subsidiaries that guarantee the ABL Facility. The exchange notes will not be guaranteed by any of the Issuer's foreign subsidiaries.

Each guarantee will rank:
• equal in right of payment with all of the guarantors' existing and future senior subordinated indebtedness;
• junior to all of the guarantors' existing and future senior indebtedness, including guarantees of the ABL Facility; and
• senior in right of payment to any of the guarantors' existing and future obligations that are, by their terms, expressly subordinated in right of payment to the guarantees.

Not all of the Issuer's subsidiaries will guarantee the exchange notes. As of September 24, 2010, after giving effect to the Transactions, the notes would have been effectively subordinated to $1.6 million of indebtedness and other liabilities (including trade payables) of the Issuer's non-guarantor subsidiaries.

In addition, the Issuer's non-guarantor subsidiaries accounted for approximately $13.3 million, or 1.7% of our consolidated net sales for the nine-month period ended September 24, 2010, and approximately $9.2 million, or 0.9% of our consolidated total assets, and approximately $1.6 million, or 0.3% of our total liabilities, in each case as of September 24, 2010.

Optional Redemption

At any time before November 15, 2013, the Issuer may redeem the exchange notes, in whole or in part, at a price equal to 100% of the principal amount of the exchange notes redeemed plus a make-whole premium (as described in "Description of the Notes—Optional Redemption"), plus accrued and unpaid interest, if any, to the date of redemption.

On and after November 15, 2013, the Issuer may redeem the exchange notes, in whole or in part, at the redemption prices set forth under "Description of the Notes—Optional Redemption."

At any time before November 15, 2013, the Issuer may redeem up to 35% of the aggregate principal amount of the exchange notes issued under the indenture with the net cash proceeds of one or more qualified equity offerings at the redemption price set forth under "Description of the Notes—Optional Redemption" if at least 65% of the aggregate principal amount of the exchange notes issued under the indenture remain outstanding immediately after such redemption and the redemption occurs within 90 days after the closing date of such equity offering.

Change of Control

Upon the occurrence of specified change of control events, the Issuer must offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The Issuer's ability to purchase the exchange notes upon a change of control will be limited by the terms of the Issuer's and Interline Delaware's debt agreements, including the ABL Facility. We cannot assure you that we will have the financial resources to purchase the exchange notes in such circumstances.

Certain Covenants	The indenture governing the exchange notes contains covenants that, among other things, will limit the Issuer's ability and the ability of the Issuer's restricted subsidiaries to:
• incur additional indebtedness;
• pay dividends on our capital stock or redeem, repurchase or retire our capital stock;
• make certain investments;
• create restrictions on the payment of dividends or other amounts from our restricted subsidiaries;
• enter into certain types of transactions with our affiliates;
• sell assets including capital stock of our subsidiaries; and
• consolidate, merge or transfer assets.

These and other covenants that are contained in the indenture governing the exchange notes offered hereby are subject to important exceptions and qualifications, which are described under "Description of the Notes." The restrictive covenants generally do not restrict Interline Delaware or any subsidiaries of Interline Delaware that are not also subsidiaries of the Issuer.

Absence of a Public Market for the Exchange Notes

The exchange notes are new securities with no established market for them. We cannot assure you that a market for these notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled "Risk Factors—Risks Relating to the Exchange Offer—There may be no active or liquid market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid."

Use of Proceeds

We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Form of the Exchange Notes

The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with Wells Fargo Bank, National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled "Book Entry; Delivery and Form—Exchange of Book-Entry Notes for Certificated Notes" occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book entry form by The Depository Trust Company with respect to its participants.

Risk Factors

You should consider carefully the information set forth in the section entitled "Risk Factors" beginning on page 16 and all other information contained or incorporated by reference in this prospectus before deciding to participate in the exchange offer.

Summary Historical Consolidated Financial Information

        The table below sets forth certain of Interline Delaware's historical consolidated financial data as of and for each of the periods indicated. The consolidated historical financial information for the fiscal years ended December 28, 2007, December 26, 2008 and December 25, 2009 is derived from Interline Delaware's consolidated financial statements, which are incorporated in this prospectus by reference to Interline Delaware's Annual Report on Form 10-K for the fiscal year ended December 25, 2009. The consolidated historical financial information as of September 24, 2010 and for the nine month periods ended September 25, 2009 and September 24, 2010 is derived from Interline Delaware's unaudited consolidated financial statements, which are incorporated in this prospectus by reference to Interline Delaware's Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2010. In our opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The results for the nine months ended September 24, 2010 are not necessarily indicative of the results to be achieved for Interline Delaware's current fiscal year or any other future period.

        The data below should be read in conjunction with "Capitalization" included in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Interline Delaware's consolidated financial statements and the notes thereto, which are incorporated into this prospectus by reference to the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q of Interline Delaware.

Statement of Operations Data:

	Fiscal Year Ended			Nine Months Ended
($ in thousands, except per share data)	December 28, 2007	December 26, 2008	December 25, 2009	September 25, 2009	September 24, 2010
Income Statement Data:
Net sales	$1,239,027	$1,195,663	$1,059,278	$804,661	$792,193
Cost of sales	765,137	746,037	665,327	507,528	490,649

Gross profit	473,890	449,626	393,951	297,133	301,544
Operating expenses	359,796	360,659	334,717	252,570	246,353

Operating income	114,094	88,967	59,234	44,563	55,191
Interest and other expense, net	(30,672)	(26,284)	(17,330)	(13,389)	(11,826)
Gain (Loss) on extinguishment of debt	—	2,775	1,257	1,295	—

Income before income taxes	83,422	65,458	43,161	32,469	43,365
Provision for income taxes	32,460	24,625	17,073	12,694	17,192

Net income	$50,962	$40,833	$26,088	$19,775	$26,173

Earnings per share:
Basic	$1.58	$1.26	$0.80	$0.61	$0.79

Diluted	$1.56	$1.25	$0.79	$0.60	$0.78

Other Data:
Depreciation and amortization	$15,114	$17,414	$19,174	$14,169	$14,970
Adjusted EBITDA(1)	130,452	107,474	79,907	59,865	71,344
Capital expenditures	14,906	20,582	11,157	9,078	12,937
Capital expenditures as a percentage of net sales	1.2%	1.7%	1.1%	1.1%	1.6%

	As of September 24, 2010
Balance Sheet Data: ($ in thousands)	Actual	As adjusted(2)
Cash and cash equivalents	$104,304	$78,645
Working capital	337,061	311,402
Total assets	985,720	966,333
Total debt	304,202	300,000
Stockholder's equity	489,261	477,724

(1)
We present Adjusted EBITDA, which is not a measure of financial performance under accounting principles generally accepted in the United States of America ("U.S. GAAP"), as a supplemental measure of our performance. Adjusted EBITDA represents net income plus interest expense, net, loss on extinguishment of debt, provision for income taxes and depreciation and amortization. These adjustments are itemized below. Adjusted EBITDA differs from earnings before interest, taxes, depreciation and amortization ("EBITDA") and may not be comparable to EBITDA or Adjusted EBITDA as reported by other companies. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

        The following table reconciles Adjusted EBITDA to net income:

	Fiscal Year Ended			Nine Months Ended
($ in thousands)	December 28, 2007	December 26, 2008	December 25, 2009	September 25, 2009	September 24, 2010
Net income	$50,962	$40,833	$26,088	$19,775	$26,173
Interest expense, net	31,916	27,377	18,829	14,522	13,009
(Gain) Loss on extinguishment of debt	—	(2,775)	(1,257)	(1,295)	—
Provision for income taxes	32,460	24,625	17,073	12,694	17,192
Depreciation and amortization	15,114	17,414	19,174	14,169	14,970

Adjusted EBITDA	$130,452	$107,474	$79,907	$59,865	$71,344

We present Adjusted EBITDA herein because we believe it to be relevant and useful information to our investors since it is consistently used by our management to evaluate the operating performance of our business and to compare our operating performance with that of our competitors. Management also uses Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, and to determine appropriate levels of operating and capital investments.

In addition, we believe the adjustments in arriving at Adjusted EBITDA set forth above are appropriate because these adjustments allow management and investors to evaluate our operating performance without regard to these items which can vary from company to company depending upon the acquisition history, capital intensity, financing options and the method by which its assets were acquired. We continuously manage and monitor our capital structure, tax position and capital spending to ensure that they are appropriate. While the exclusion of these items limits the usefulness of this non-U.S. GAAP measure as a performance measure because it does not reflect all the related expenses we incurred, adjusting for these items and monitoring our performance with and without them helps management and investors more meaningfully evaluate and compare the results of our operations from period to period and to those of other companies.

We therefore utilize Adjusted EBITDA as a useful alternative to net income as an indicator of our operating performance. However, Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with U.S. GAAP, such as gross margin, operating income, net income, cash flows from operating, investing and financing activities or other income and cash flow statement data prepared in accordance with U.S. GAAP. While we believe that some of the items excluded from Adjusted EBITDA are not indicative of our core operating results, these items do impact our income statement, and management therefore utilizes Adjusted EBITDA as an operating performance measure in connection with GAAP measures such as net income and gross margin.

(2)
Gives effect to the Transactions as if they had occurred on September 24, 2010. Does not give effect to the acquisition of CleanSource discussed in "Prospectus Summary—Recent Developments."

RISK FACTORS

        Before making a decision to participate in the exchange offer, you should carefully consider the following risk factors described below. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In addition, there may be other risks that a prospective investor should consider that are relevant to its particular circumstances or generally. In such case, you may lose all or part of your original investment.

Risks Related to our Business

Adverse changes in global economic conditions may negatively affect our industry, business and results of operations.

        Financial markets in the United States, Europe and Asia have recently experienced substantial disruption including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. Governments have taken unprecedented actions intended to address these market conditions and the extent to which such government actions may prove effective remains unclear. The future economic environment may continue to worsen.

        The MRO product distribution industry is affected by changes in economic conditions outside our control, which can result in increased vacancies in the residential rental housing market and a general decrease in product demand from professional contractors and specialty distributors. Such economic developments may affect our business in a number of ways. Reduced demand may drive us and our competitors to offer products at promotional prices, which would have a negative impact on our profitability. In addition, the current tightening of credit in financial markets may adversely affect the ability of our customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in, or cancellation of, orders for our products. If demand for our products continues to slow down or decrease, we will not be able to improve our revenues and we may run the risk of failing to satisfy the financial and other restrictive covenants to which we are subject under our existing indebtedness. Reduced revenues as a result of decreased demand may also reduce our working capital for planned growth and otherwise hinder our ability to improve our performance in connection with our long term strategy.

An impairment in the carrying value of our goodwill or other intangible assets could adversely affect our financial condition and results of operations.

        Goodwill represents the difference between the purchase price of acquired companies and the related fair values of net assets acquired. We test goodwill for impairment annually and whenever events or changes in circumstances indicate that impairment may have occurred. We compare the carrying value of a reporting unit, including goodwill, to the fair value of the unit. Carrying value is based on the assets and liabilities associated with the operations of that reporting unit. If the carrying value is less than the fair value, no impairment exists. If the carrying value is higher than the fair value, there is an indication of impairment. A significant amount of judgment is involved in determining if an indication of impairment exists. Factors may include, among others: a significant decline in our expected future cash flows; a sustained, significant decline in our stock price and market capitalization; a significant adverse change in legal factors or in the business climate; unanticipated competition; the testing for recoverability of a significant asset group within a reporting unit; and slower growth rates. Any adverse change in these factors would have a significant impact on the recoverability of these assets and negatively affect our financial condition and consolidated results of operations. We compute the amount of impairment by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. We are required to record a non-cash impairment charge if the testing performed indicates that goodwill has been impaired.

        As with goodwill, we test our indefinite-lived intangible assets (primarily trade names) for impairment annually and whenever events or changes in circumstances indicate that their carrying value may not be recoverable. We estimate the fair value of the trademarks based on an income valuation model using the relief from royalty method, which requires assumptions related to projected revenues from our annual long-range plan, assumed royalty rates that could be payable if we did not own the trademarks and a discount rate.

        We cannot accurately predict the amount and timing of any impairment of assets. Should the value of goodwill or other intangible assets become impaired, there could be an adverse effect on our financial condition and consolidated results of operations.

Our allowance for doubtful accounts may prove inadequate or we may be negatively affected by credit risk exposures.

        Our business depends on the creditworthiness of our customers. We periodically review our allowance for doubtful accounts for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due accounts. We cannot be certain that our allowance for doubtful accounts will be adequate over time to cover losses in our accounts receivable because of adverse changes in the economy or events adversely affecting specific customers, industries or markets. The current economic environment is dynamic and the credit worthiness of our customers and the value of collateral underlying our accounts receivable can change significantly over very short periods of time. Our allowance may not keep pace with changes in the creditworthiness of our customers or collateral values. If the credit quality of our customer base materially decreases, if the risk of a market, industry, or group of customers changes significantly, or if our allowance for doubtful accounts is not adequate, our business, financial condition and results of operations could suffer.

One of the key markets in which we operate is impacted by trends in home improvement, home remodeling and home building. Adverse changes in economic factors specific to these industries may negatively impact the rate of growth of our net sales.

        The professional contractor market is impacted by trends in home improvement, home remodeling and new home construction. Trends in these areas are in turn dependent upon a number of factors, including demographic trends, interest rates, tax policy, employment levels, consumer confidence and the economy generally. Unfavorable changes in demographics or a weakening of the national economy or of any regional or local economy in which we operate could adversely affect consumer spending, result in decreased demand for repair, improvement, remodeling or construction products and adversely affect our business. For example, during 2009 our average organic daily sales rate in the professional contractor and specialty distributor markets was down 25.3% and 18.5%, respectively.

We operate in a highly competitive industry, and if we are unable to compete successfully we could lose customers, and our sales may decline.

        The MRO product distribution industry is highly competitive. We face significant competition from national and regional distributors which market their products through the use of direct sales forces as well as direct marketing and catalogs. In addition, we face competition from traditional channels of distribution such as retail outlets, small dealerships and large warehouse stores and from buying groups formed by smaller distributors, Internet-based procurement service companies, auction businesses and trade exchanges. We expect that new competitors may develop over time as Internet-based enterprises become more established and reliable and refine their service capabilities.

        In addition, the MRO product distribution industry is undergoing changes driven by industry consolidation and increased customer demands. Traditional MRO product distributors are consolidating operations and acquiring or merging with other MRO product distributors to achieve economies of scale and increase efficiency. This consolidation trend could cause the industry to become more competitive and make it more difficult for us to maintain our operating margins.

        Competition in our industry is primarily based upon product line breadth, product availability, service capabilities and price. To the extent that existing or future competitors seek to gain or retain market share by reducing price or by increasing support service offerings, we may be required to lower our prices or to make additional expenditures for support services, thereby reducing our profitability.

Fluctuations in the cost of raw materials, fuel prices or in currency exchange rates could significantly reduce our revenues and profitability.

        As a distributor of manufactured products, our profitability is related to the prices we pay to the manufacturers from which we purchase our products and to the cost of transporting the products to us and our customers. The price that our suppliers charge us for our products is dependent in part upon the availability and cost of the raw materials used to produce those products. Such raw materials are often subject to price fluctuations, frequently due to factors beyond our control, including changes in supply and demand, general U.S. and international economic conditions, labor costs, competition and government regulations. Increases in the cost of raw materials, such as copper, oil, stainless steel, aluminum, zinc, plastic and PVC and other commodities and raw materials, have occurred in the past and adversely impacted our operating results. Transportation prices are significantly dependent on fuel prices, which generally change due to factors beyond our control, such as changes in worldwide demand, disruptions in supply, changes in the political climate in the Middle East and other regions and changes in government regulations, including existing and pending legislation and regulations relating to climate change. For example, efforts to combat climate change through reduction of greenhouse gases may result in higher fuel costs through taxation or other means. Fluctuations in raw materials and fuel prices may increase our costs and significantly reduce our revenues and profitability.

        A significant fluctuation in raw materials, fuel and transportation costs may also adversely affect us. For example, during 2005 and 2006, the cost of our products increased materially because of raw materials, fuel and transportation cost increases and other demand factors. During this period, a significant portion of our sales growth resulted from our price increases related to these increased costs. The nature and extent of such an impact is difficult to predict, quantify and measure. To the extent the costs of products increase or decrease, the prices we charge for our products may correspondingly increase or decrease, adversely affecting our revenues and profitability.

        In addition, many of our suppliers price their products in currencies other than the U.S. dollar or incur costs of production in non-U.S. currencies. Accordingly, depreciation of the U.S. dollar against foreign currencies could increase the price we pay for these products. For example, a substantial portion of our products are sourced from suppliers in China and the value of the Chinese Yuan has increased relative to the U.S. dollar since July 2005, when it was allowed to fluctuate against a basket of foreign currencies. Continued increases in the value of the Yuan relative to the U.S. dollar would most likely result in an increase in the cost of products that are sourced from suppliers in China.

Loss of supplier agreements, lack of product availability or loss of delivery sources could decrease our revenues and profitability.

        Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from manufacturers or other suppliers. While in many instances we have agreements, including supply chain agreements, with our suppliers, these agreements are generally terminable by either party on limited notice. Even though we can replace each of our suppliers and no individual supplier represents more than 6% of our total purchases, the loss of several supplier agreements, or a substantial decrease in the availability of products from our suppliers, could have a short-term material impact on our business.

        In addition, supply interruptions could arise from shortages of raw materials, labor disputes or weather conditions affecting products or shipments, transportation disruptions or other factors beyond our control. Loss of a key foreign supplier could disrupt our supply chain for approximately 60 to 90 days, or longer, and loss of key suppliers from an individual country could result in disruptions of approximately 120 to 150 days, or longer. Short- and long-term disruptions in our supply chain would result in higher inventory levels as we replace similar product domestically, a higher cost of product and ultimately a decrease in our revenues and profitability. Although we are not substantially dependent on any individual supplier, a disruption in the timely availability of our product by our key suppliers could result in a decrease in our revenues and profitability.

We could face potential product quality and product liability claims relating to the products we distribute, which could result in a decline in revenues and profitability and negatively impact customer confidence.

        We rely on manufacturers and other suppliers to provide us with the products we sell and distribute. As we do not have direct control over the quality of the products manufactured or supplied by such third party suppliers, we are exposed to risks relating to the quality of the products we distribute. It is possible that inventory from a manufacturer or supplier could be sold to our customers and later be alleged to have quality problems or to have caused personal injury, subjecting us to potential claims from customers or third parties. The risk of claims may be greater with respect to our exclusive brand products, as these products are customarily manufactured by third party suppliers outside the United States, particularly in China. We have been subject to claims in the past, which have been resolved without material financial impact. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant time periods, regardless of the ultimate outcome. An unsuccessful product liability defense could be very costly and accordingly result in a decline in revenues and profitability. In addition, uncertainties with respect to the Chinese legal system may adversely affect us in resolving claims arising from our exclusive brand products manufactured in China. Because many laws and regulations are relatively new and the Chinese legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform. Finally, even if we are successful in defending any claim relating to the products we distribute, claims of this nature could negatively impact customer confidence in our products and our company.

If the government of China were to reduce or withdraw the tax benefits they provide our Chinese suppliers, the cost of some of our products could increase and therefore our profitability may be significantly reduced.

        China's turnover tax system consists of value-added tax ("VAT"), consumption tax and business tax. Export sales are exempted under VAT rules and an exporter who incurs input VAT on the manufacture of goods can claim a tax rebate from Chinese tax authorities. Currently, our Chinese suppliers benefit from the tax rebates that China provides them to export their products. If these tax rebates are reduced or eliminated, some of our Chinese-sourced products could become more expensive for us, thereby reducing our profitability.

In some cases, we are dependent on long supply chains, which may subject us to interruptions in the supply of many of the products that we distribute.

        A significant portion of the products that we distribute is imported from foreign countries, including China. We are thus dependent on long supply chains for the successful delivery of many of our products. The length and complexity of these supply chains make them vulnerable to numerous risks, many of which are beyond our control, which could cause significant interruptions or delays in delivery of our products. Factors such as labor disputes, currency fluctuations, changes in tariff or import policies, severe weather or terrorist attacks or armed hostilities may disrupt these supply chains. We expect more of our name brand and exclusive brand products will be imported in the future, which will further increase these risks. A significant interruption in our supply chains caused by any of the above factors could result in increased costs or delivery delays and result in a decrease in our revenues and profitability.

Our ability to both maintain our existing customer base and to attract new customers is dependent in many cases upon our ability to deliver products and fulfill orders in a timely and cost-effective manner.

        To ensure timely delivery of our products to our customers, we frequently rely on third parties, including couriers such as UPS and other national shippers as well as various local and regional trucking contractors and logistics consulting and management companies. Outsourcing this activity generates a number of risks, including decreased control over the delivery process and service timeliness and quality. Any sustained inability of these third parties to deliver our products to our customers could result in the loss of customers or require us to seek alternative delivery sources, if they are available, which may result in significantly increased costs and delivery delays. Furthermore, the need to identify and qualify substitute service providers or increase our internal capacity could result in unforeseen operations problems and additional costs. Moreover, if demand for our products increases, we may be unable to secure sufficient additional capacity from our current service providers, or others, on commercially reasonable terms, if at all.

The loss of any of our significant customers could significantly reduce our revenues and profitability.

        Our ten largest customers generated approximately $52.2 million, or approximately 5%, of our sales in the year ended December 25, 2009, and our largest customer accounted for approximately 1% of our sales in the year ended December 25, 2009. The loss of one or more of our significant customers or deterioration in our relations with any of them could significantly reduce our revenues and profitability.

We may not be able to protect our trademarks, which could diminish the strength of our trademarks or limit our ability to use our trademarks and, accordingly, undermine our competitive position.

        We believe that our trademarks are important to our success and our competitive position. For instance, we market and sell products primarily through twelve distinct and targeted brands: Wilmar®, AmSan®, Barnett®, Sexauer®, Hardware Express®, Copperfield®, Maintenance USA®, U.S. Lock®, SunStar®, LeranSM, Trayco®, and AF LightingSM. We believe many of our customers have developed strong consumer loyalty to these targeted brands. Accordingly, we devote resources to the establishment and protection of our trademarks, including with respect to our brand names and our exclusive brand products. However, the actions we have taken may be inadequate to prevent imitation of our brands and concepts by others or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, others may assert rights in our trademarks. Our exclusive rights to our trademarks are subject to the common law rights of any other person who began using the trademark (or a confusingly similar mark) prior to the date of federal registration. Future actions by third parties may diminish the strength of our trademarks or limit our ability to use our trademarks and, accordingly, undermine our competitive position.

We may not be able to facilitate our growth strategy by identifying or completing transactions with attractive acquisition candidates, which could impede our revenues and profitability.

        Our acquisitions have contributed significantly to our growth. An important element of our growth strategy is to continue to seek additional businesses to acquire in order to add new customers within our existing markets and to acquire brands in new markets. We cannot assure you that we will be able to identify attractive acquisition candidates or complete the acquisition of any identified candidates at favorable prices and upon advantageous terms and conditions. Furthermore, we believe that our industry is currently in a process of consolidation, and competition for attractive acquisition candidates is therefore likely to escalate, thereby limiting the number of acquisition candidates or increasing the overall costs of making acquisitions. In addition, in view of the current disruptions in the credit market, we may not be able to obtain financing necessary to complete acquisitions on attractive terms or at all. Difficulties we may face in identifying or completing acquisitions could impede our revenue growth and profitability.

We cannot assure you that we will be able to successfully complete the integration of our recent acquisition of CleanSource or any future acquisitions or manage other consequences of our acquisitions, which could impede our ability to remain competitive and, ultimately, our revenues and profitability.

        Acquisitions involve significant risks and uncertainties, including difficulties integrating acquired personnel and other corporate cultures into our business, difficulties associated with information technology conversions, the potential loss of key employees, customers or suppliers, the assumption of liabilities and exposure to unforeseen liabilities of acquired companies, the difficulties in achieving target synergies and the diversion of management attention and resources from existing operations. We may not be able to fully integrate the operations of CleanSource or any future acquired businesses with our own in an efficient and cost-effective manner or without significant disruption to our existing operations. We may also be required to incur additional debt in order to consummate acquisitions in the future. Such debt may be substantial and may limit our flexibility in using our cash flow from operations. Our failure to integrate future acquired businesses effectively or to manage other consequences of our acquisitions, including increased indebtedness, could impede our ability to remain competitive and, ultimately, our revenues and profitability.

Disruption in our information technology could significantly lower our revenues and profitability.

        Our operations are dependent upon our information technology that encompass all of our major business functions. We rely upon our information technology to manage and replenish inventory, to fill and ship customer orders on a timely basis and to coordinate our sales and marketing activities across all of our brands. We believe that our information technology plays a key role in our ability to achieve operating and financial efficiencies. Any substantial disruption of our information technology for any prolonged time period could result in delays in receiving inventory and supplies or filling customer orders and, accordingly, could significantly lower our revenues and profitability.

Disruption in our distribution centers could significantly lower our revenues and profitability.

        We maintain distribution centers that are essential to the efficient operation of our national distribution network. Any serious disruption to these distribution centers due to fire, earthquake, act of terrorism or any other cause could damage a significant portion of our inventory. In addition, we could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace these centers. As a result, any such disruption could significantly lower our revenues and profitability.

We may be unable to retain senior executives and attract and retain other qualified employees which might hinder our growth and could impede our ability to run our business and potentially reduce our revenues and profitability.

        Our success depends in part on our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. We face significant competition for these types of personnel in our industry. We may be unsuccessful in attracting and retaining the personnel we require to conduct and expand our operations successfully and, in such an event, our revenues and profitability could decline. In addition, key personnel may leave us and compete against us. Our success also depends, to a significant extent, on the continued service of our senior management team. The loss of any member of our senior management team or other qualified employees could impair our ability to execute our business plan and growth strategy, cause us to lose customers and reduce our net sales, or lead to employee morale problems and/or the loss of key employees.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm the trading price of our stock.

        Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

The volatility and disruption of the capital and credit markets may impair our access to sufficient capital.

        Over the past few years, the United States credit markets have experienced unprecedented contraction. As a result of the tightening credit markets, we may not be able to obtain additional financing on favorable terms, or at all. In addition, if the current pressures on credit continue or worsen, we may not be able to refinance our outstanding debt when due, which could have a material adverse effect on our business. Decreased access to the credit markets and other financing sources could also restrict our ability to make acquisitions and grow our business.

        Furthermore, if our operating results, cash flow or capital resources prove inadequate, or if interest rates increase significantly, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt and other obligations. If we are unable to service our debt, we could be forced to reduce or delay planned capital expenditures, sell assets, restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of the actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. The terms of the ABL Facility and the indenture governing the notes will limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts, to refinance our indebtedness or to successfully undertake any of these other actions could have a material adverse effect on us.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and our other debt.

        We have, and will continue to have after the consummation of this exchange offer, a significant amount of indebtedness. On an as adjusted basis, after giving effect to the Transactions, as of September 24, 2010, we would have had total indebtedness of $300.0 million (excluding outstanding letters of credit). As of September 24, 2010, after giving effect to outstanding letters of credit, we would have had approximately $207.0 million in additional availability under the ABL Facility. Our substantial indebtedness could have important consequences to our financial health. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness;

  •
  increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

  •
  require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that are not as highly leveraged;

  •
  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

  •
  result in an event of default if we fail to satisfy our obligations under the notes or our other indebtedness or fail to comply with the financial and other restrictive covenants contained in the indentures or our other debt, which event of default could result in all of our debt becoming immediately due and payable and could permit certain of our lenders to foreclose on our assets securing such indebtedness.

        Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations. In addition, we may incur substantial additional indebtedness in the future, including to fund acquisitions. The terms of our existing indebtedness and the indenture relating to the notes do not, and any future debt may not, fully prohibit us from doing so. If new indebtedness is added to our current indebtedness levels, the related risks that we now face could intensify. See "Description of the Notes" and "Description of Certain Other Indebtedness."

Despite current indebtedness levels, we may still be able to incur substantial additional indebtedness.

        We may be able to incur substantial additional indebtedness in the future. After giving effect to the Transactions, we would be able to incur up to a maximum of $207.0 million in total indebtedness under the ABL Facility. The agreement governing the ABL Facility also allows us to incur additional other indebtedness. The indenture governing the notes contains some limitations on the ability of the Issuer and its restricted subsidiaries to incur indebtedness; however, they may not prohibit the incurrence of additional indebtedness. If new indebtedness is added to our current indebtedness levels, the substantial leverage risks described above that we now face would intensify.

In addition to the covenants under the indenture governing the notes, the agreement governing the ABL Facility includes restrictive and financial covenants that may limit our operating and financial flexibility.

        The indenture governing the notes and the agreement governing the ABL Facility each contain covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest. These include restrictions on the ability of the Issuer and its restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  pay dividends or distributions on, or redeem or repurchase, capital stock;

  •
  prepay, redeem or repurchase specified indebtedness;

  •
  merge, consolidate or sell assets or enter into other business combination transactions;

  •
  make acquisitions, capital expenditure investments or other investments;

  •
  enter into transactions with affiliates;

  •
  incur certain liens;

  •
  enter into sale-leaseback transactions;

  •
  use proceeds from sale of assets;

  •
  permit restrictions on the payment of dividends by the Parent's subsidiaries; and

  •
  change their business.

        In addition, the agreement governing the ABL Facility contains a single fixed charge coverage requirement which only becomes applicable when borrowing availability is less than the greater of 12.5% of the commitment thereunder or $28.1 million. There are no credit ratings related triggers in our asset-based revolving credit facility that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

To service our indebtedness, we will require a significant amount of cash, which depends on many factors beyond our control.

        Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under the ABL Facility will be adequate to meet our future liquidity needs for the next few years. We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under the ABL Facility in amounts sufficient to enable us to fund our liquidity needs, including with respect to the notes and our other indebtedness. In addition, if we consummate significant acquisitions in the future, our cash requirements may increase significantly. As our debt matures, we may also need to raise funds to refinance all or a portion of our debt. We cannot assure you that we will be able to refinance any of our debt, including the ABL Facility, on attractive terms, commercially reasonable terms or at all. Our future operating performance and our ability to service or refinance the notes and to service, extend or refinance our other debt, including the ABL Facility and the notes, will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Your right to receive payments on the notes is junior to our existing senior indebtedness and possibly all of our future borrowings. Furthermore, the claims of creditors of our non-guarantor subsidiaries will have priority with respect to the assets and earnings of those subsidiaries over your claims.

        The notes rank behind all of our senior indebtedness and will rank behind all of our borrowings under the ABL Facility and any other future indebtedness except for any future indebtedness that expressly provides that it ranks subordinated in right of payment to, other indebtedness of ours. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior indebtedness will be entitled to be paid in full before any payment may be made with respect to the notes. In addition, all payments on the notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior indebtedness.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid in full all of the senior debt. However, because the indenture governing the notes offered hereby will require that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior indebtedness.

        On an as-adjusted basis, after giving effect to the Transactions, as of September 24, 2010, approximately $207.0 million would have been available for borrowing as additional senior indebtedness under the ABL Facility.

        The notes and the guarantees will also be effectively subordinated to the existing and future unsecured indebtedness of all our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of September 24, 2010, on a pro forma basis after giving effect to the Transactions, the notes and the guarantees would have been effectively subordinated to $1.6 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries.

The notes are unsecured. Therefore, our secured creditors (including the lenders under the ABL Facility) would have a prior claim, ahead of the notes, on our assets.

        The notes are unsecured. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our secured indebtedness, including the lenders under the ABL Facility, will be entitled to be paid in full from our assets securing that secured indebtedness before any payment may be made with respect to the notes. In addition, if we fail to meet our payment or other obligations under our secured debt, the holders of that secured indebtedness would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the notes. As a result you may lose a portion of or the entire value of your investment in the notes.

Our debt agreements give us flexibility to undertake certain transactions which could be adverse to the interests of holders of the notes, including making restricted payments and incurring additional indebtedness ranking senior to or pari passu with the notes, including secured indebtedness.

        Notwithstanding the restrictive covenants described above in our debt agreements, the terms of the ABL Facility and indentures (including the indenture governing the notes) give us flexibility to undertake certain transactions which could be adverse to the interests of holders of the notes. For example, the provisions contained or to be contained in the agreements relating to our indebtedness, including the notes, limit but do not prohibit our ability to incur additional indebtedness senior to or pari passu with the notes, and the amount of indebtedness that we could incur could be substantial and could be used to finance acquisitions or to assume debt in connection with an acquisition. Accordingly, we could incur significant additional indebtedness in the future, including additional indebtedness under the ABL Facility and senior or senior subordinated notes. Much of this additional indebtedness could constitute secured or senior indebtedness. In addition, any of our existing indebtedness could be guaranteed in the future by the Parent's or the Issuer's subsidiaries or could be further secured. If we incur any additional indebtedness that ranks senior to the notes, the holders of that indebtedness will be entitled to be paid in full before any payment may be made with respect to the notes. Similarly, if we incur any secured indebtedness, the holders of that secured indebtedness will be entitled to be paid in full from the assets securing that indebtedness before any payment may be made with respect to the notes. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of these notes in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceedings. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we now face, including those described above, could intensify.

        In addition, the restricted payments "build-up basket" under the indenture governing the notes would currently permit us to make significant restricted payments. Such basket builds from July 1, 2006, and also includes, among other things, the net proceeds from the issuance of certain capital stock. See "Description of the Notes—Material Covenants—Limitation on Restricted Payments".

We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture relating to the notes or the terms of our other indebtedness. In addition, under certain circumstances, we may be permitted to use the proceeds from debt to effect merger payments in compliance with the indenture.

        Upon the occurrence of a change of control, a default could occur in respect of the ABL Facility, and we will be required to make an offer to purchase all outstanding notes. If such a change of control event were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the notes tendered by the holders or such other indebtedness. Such events will permit us to increase our leverage for purposes of paying or guaranteeing indebtedness used to finance merger consideration for our equity holders, which might not otherwise be permitted under the indenture. See "Description of the Notes—Material Covenants—Merger and Consolidation" and "Description of the Notes—Material Covenants—Limitation on Restricted Payments." The ABL Facility and the indenture governing the notes contain, and any future agreements relating to indebtedness to which we become a party may contain, provisions restricting our ability to purchase notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If such a change of control event occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute a default under the terms of the indenture governing the notes and any other indebtedness that we may enter into from time to time with similar provisions.

It may be difficult for the holders of notes to ascertain that a change of control has occurred, leading to uncertainty as to whether a holder of notes may require us to repurchase the notes.

        The definition of change of control includes a disposition of all or substantially all of Interline Delaware's assets. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of Interline Delaware's assets. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of notes may require the Issuer to make an offer to repurchase the notes. See "Description of the Notes—Change of Control."

We may enter into certain transactions that would not constitute a change of control but that result in an increase of our indebtedness.

        Subject to limitations under the indenture governing the notes and the ABL Facility we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture governing the notes and the ABL Facility, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings in a way that adversely affects the holders of the notes. See "Description of the Notes—Change of Control."

A court could deem the issuance of the notes or the guarantees thereof to be a fraudulent conveyance and void all or a portion of the obligations represented by the notes or the guarantees.

        In a bankruptcy proceeding, a trustee, debtor in possession, or someone else acting on behalf of the bankruptcy estate may seek to recover transfers made or void obligations incurred prior to the bankruptcy proceeding on the basis that such transfers and obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include transfers made or obligations incurred for inadequate consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress, or transfers made or obligations incurred with the intent of hindering, delaying or defrauding current or future creditors. A trustee or such other parties may recover such transfers and avoid such obligations made within two years prior to the commencement of a bankruptcy proceeding. Furthermore, under certain circumstances, creditors may recover transfers or void obligations under state fraudulent conveyance laws, within the applicable limitation period, which may be longer than two years, even if the debtor is not in bankruptcy. In bankruptcy, a representative of the estate may also assert such state law claims. If a court were to find that the Issuer issued the notes or a guarantor issued its guarantee under circumstances constituting a fraudulent conveyance, the court could void all or a portion of the obligations under the notes or the guarantees. In addition, under such circumstances, the value of any consideration holders received with respect to the notes could also be subject to recovery from such holders and possibly from subsequent transferees.

        A note could be voided or claims in respect of a note could be subordinated to all other debts of the Issuer if the Issuer at the time the indebtedness evidenced by the notes was incurred:

  •
  intended to hinder, delay, or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others;

  •
  received less than reasonably equivalent value or fair consideration for the issuance of the notes and was insolvent or rendered insolvent by reason of such issuance or incurrence;

  •
  was engaged in a business or transaction for which the Issuer's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond the ability to pay those debts as they mature.

        Similar risks apply to the incurrence by each guarantor of its guarantee of the notes.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        The indenture governing the notes will contain a "savings clause" intended to limit each subsidiary guarantor's liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended. In a recent case, the U.S. Bankruptcy Court in the Southern District of Florida found this kind of provision in that case to be ineffective, and held the subsidiary guarantees to be fraudulent transfers and voided them in their entirety.

        We cannot assure you as to what standard a court would apply in determining whether the Issuer or a guarantor would be considered to be insolvent. If a court determined that the Issuer or a guarantor was insolvent after giving effect to the issuance of the notes or the applicable guarantee, it could void the notes or the applicable guarantees of the notes and require you to return any payments received in respect of the notes or guarantees.

If a bankruptcy petition were filed by or against the Issuer, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing then notes.

        If a bankruptcy petition were filed by or against the Issuer under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

  •
  the original issue price for the notes; and

  •
  that portion of the original issue discount; if any, that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

        Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.

        The exchange notes are a new issue of securities for which there is no established trading market. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for their quotation on any automated dealer quotation system. The initial purchasers in the offering of the initial notes have advised us that as of the issuance date of the initial notes they intended to make a market in the notes, but the initial purchasers are not obligated to do so. The initial purchasers may discontinue any market making in the notes at any time, in their sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the exchange notes.

        We also cannot assure you that you will be able to sell the exchange notes at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  the interest of securities dealers in making a market; and

  •
  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

Changes in our credit rating could adversely affect the market price or liquidity of the notes.

        Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the notes. A negative change in our ratings could have an adverse effect on the price of the notes.

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

        To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled "The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences."

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

        Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including certain documents incorporated by reference herein, contains forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "may," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include:

  •
  economic slowdowns,

  •
  general market conditions,

  •
  credit market contractions,

  •
  apartment vacancy rates and effective rents,

  •
  currency exchange rates,

  •
  changes to tariffs between the countries in which we operate;

  •
  labor and benefit costs,

  •
  weather conditions,

  •
  the loss of significant customers,

  •
  consumer spending and debt levels,

  •
  adverse changes in trends in the home improvement and remodeling and home building markets,

  •
  product cost and price fluctuations due to market conditions,

  •
  the highly competitive nature of the maintenance, repair and operations distribution industry,

  •
  material facilities and systems disruptions and shutdowns,

  •
  governmental and educational budgets,

  •
  failure to realize expected benefits from acquisitions,

  •
  our ability to purchase products from suppliers on favorable terms,

  •
  failure to locate, acquire and successfully integrate acquisition candidates,

  •
  the length of our supply chains,

  •
  work stoppages or other business interruptions at transportation centers or shipping ports,

  •
  fluctuations in the cost of commodity-based products, raw materials and fuel prices,

  •
  our ability to accurately predict market trends,

  •
  dependence on key employees,

  •
  health care costs,

  •
  our inability to protect trademarks,

  •
  adverse publicity and litigation,

  •
  our level of debt,

  •
  interest rate fluctuations,

  •
  our customers' ability to pay us,

  •
  future cash flows,

  •
  changes in consumer preferences, and

  •
  the other factors described in the risk factors described herein and under "Part I. Item 1A—Risk Factors" in our Annual Report on Form 10-K filed with the SEC and incorporated by reference herein.

        You should keep in mind that any forward-looking statement made by us in this prospectus, or any document incorporated by reference herein, speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or any document incorporated by reference herein might not occur. We undertake no obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of factors, except as may be required by law.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth Interline Delaware's ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year Ended					Nine Months Ended
	December 30, 2005	December 29, 2006	December 28, 2007	December 26, 2008	December 25, 2009	September 24, 2010
Ratio of earnings to fixed charges	2.5	2.3	2.9	2.7	2.5	3.1

        For the purposes of calculating the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations, plus fixed charges. Fixed charges consist of interest expense, plus discounts and capitalized expenses related to indebtedness, and our estimate of the interest within rental expense. Fixed charges exclude accrued dividends on the preferred stock of Interline New Jersey.

 USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

        The gross proceeds from the sale of the initial notes was $300.0 million. We used the proceeds from the offering of the initial notes, together with cash on hand, to repay the indebtedness under our prior credit facility, to purchase the 2014 notes in the tender offer and to pay related fees and expenses.

 CAPITALIZATION

        The following table sets forth our capitalization as of September 24, 2010:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the Transactions.

        You should read this table together with the section of this prospectus entitled "Use of Proceeds" and with our financial statements and related notes incorporated by reference into this prospectus. The following does not give effect to our acquisition of CleanSource or the consummation of the Transactions as described in "Prospectus Summary—Recent Developments."

	As of September 24, 2010
($ in millions)	Actual	As Adjusted
Cash and cash equivalents	$104.3	$78.6
Indebtedness
Prior credit facility(1)	154.2	—
New ABL Facility(2)	—	—
2014 notes(3)	150.0	—
Initial Notes	—	300.0

Total debt	304.2	300.0
Stockholders' equity	489.3	477.7

Total capitalization	$793.5	$777.7

(1)
The prior credit facility provided for aggregate commitments of $330.0 million bank credit facility consisting of $230.0 million of term loans (including a $130.0 million delayed draw term loan) and a $100.0 million revolving credit facility, up to $40.0 million of which is available in the form of letters of credit. The term loan facility was to mature on June 23, 2013 and the revolving credit facility was to mature on June 23, 2012.

(2)
Simultaneously with the closing of the offering of the initial notes, we entered into a new asset-based credit facility providing for aggregate commitments of $225.0 million. See "Description of Certain Other Indebtedness—Senior ABL Facility" for further description of the terms of the new ABL Facility.

(3)
Includes $0.7 million of unamortized discount remaining on the 2014 notes. See "Summary—The Transactions—Tender Offer, Consent Solicitation and Redemption," "Use of Proceeds" and "Description of Certain Other Indebtedness—2014 Notes" for further information regarding the tender offer and consent solicitation.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior ABL Facility

        Concurrently with the closing of the offering of the initial notes, we entered into the ABL Facility with a syndicate of lenders. The following is a summary of the principal terms of the ABL Facility.

  General

        The ABL Facility provides for maximum borrowings of up to $225 million from time to time, subject to a borrowing base formula, and includes a letter of credit sub-facility and a swingline sublimit. The terms of the ABL Facility allow us, subject to certain conditions, to increase the amount of commitments thereunder by an aggregate incremental amount up to $100 million. The ABL Facility matures in November 2015.

  Interest and Fees

        Borrowings under the ABL Facility bear interest, at our option, at either adjusted LIBOR or at an alternate base rate, in each case plus an applicable margin. The applicable margin initially is equal to 2.50% per annum for loans bearing interest by reference to the adjusted LIBO rate and 1.50% per annum for loans bearing interest by reference to the alternate base rate and, after the delivery of certain financial reports following the first full fiscal quarter ending after November 16, 2010, will be adjusted quarterly by reference to a grid based on average availability under the ABL Facility.

        In addition, we are required to pay each lender a commitment fee at a rate equal to 0.500% per annum, in respect of any unused commitments if the average utilization under the ABL Facility during the preceding calendar quarter is 50% or higher, and equal to 0.625% if the average utilization under the ABL Facility during the preceding calendar quarter is less than 50%.

  Prepayments

        During any period after the occurrence and continuance of an event of default (and continuing for a certain period of time thereafter), or after availability under the ABL Facility is less than the greater of (i) $35 million and (ii) 17.5% of the total revolving commitments at such time (and continuing for a certain period of time thereafter), the ABL Facility will, subject to exceptions, require mandatory prepayments, but not permanent reductions of commitments, and subject to a right of reinvestment, in amounts equal to 100% of the net cash proceeds from permitted non-ordinary-course asset sales and casualty and condemnation events, as well as from any equity issuance or incurrence of debt not otherwise permitted under the ABL Facility.

        In addition, we are required to pay down loans under the ABL Facility if the total amount of outstanding obligations thereunder exceeds the lesser of the aggregate amount of the revolving commitments thereunder and the applicable borrowing base.

        We may prepay loans and permanently reduce commitments under the ABL Facility at any time in agreed-upon minimum principal amounts, without premium or penalty (except LIBOR breakage costs, if applicable).

  Collateral and Guarantors

        Borrowings under the ABL Facility are guaranteed by Interline Delaware and all of the Issuer's direct and indirect domestic subsidiaries and are secured by first- priority liens on substantially all of the assets of the Issuer and the guarantors under the ABL Facility.

  Restrictive Covenants and Other Matters

        The ABL Facility requires that if excess availability is less than the greater of (a) 12.5% of the commitments and (b) $28.1 million, we must comply with a minimum fixed charge coverage ratio test and certain other covenants. In addition, the ABL Facility includes negative covenants that, subject to significant exceptions, limit the Issuer's ability and the ability of Interline Delaware and our subsidiaries to, among other things:

  •
  incur, assume or permit to exist additional indebtedness or guarantees;

  •
  incur liens and engage in sale leaseback transactions;

  •
  make investments and loans;

  •
  pay dividends, make payments or redeem or repurchase capital stock;

  •
  engage in mergers, acquisitions and asset sales;

  •
  prepay, redeem or purchase certain indebtedness including the notes;

  •
  amend or otherwise alter terms of certain indebtedness, including the notes, and certain material agreements;

  •
  enter into agreements limiting subsidiary distributions;

  •
  engage in certain transactions with affiliates; and

  •
  alter the business that we conduct.

        The ABL Facility contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), material judgments, actual or asserted failure of any guaranty or security document supporting the ABL Facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under the ABL Facility will be entitled to take various actions, including the acceleration of amounts due under the ABL Facility and all actions permitted to be taken by a secured creditor.

2014 Notes

        On June 23, 2006, the Issuer issued $200.0 million in aggregate principal amount of its 2014 notes. The 2014 notes are guaranteed by Interline Delaware and by each of our existing and future domestic subsidiaries that guaranteed our prior credit facility. As of September 24, 2010, there were $150.7 million in aggregate principal amount of 2014 notes outstanding. On November 1, 2010 we commenced a tender offer for any and all outstanding 2014 notes and a related consent solicitation seeking consents to certain amendments to the indenture governing the 2014 notes. We purchased $135.6 million in aggregate principal amount of the 2014 notes in the tender offer and eliminated substantially all of the restrictive covenants and certain event of default provisions in the consent solicitation. On December 1, 2010, we issued a notice to redeem the remaining outstanding 2014 notes on January 3, 2011. For further information, see "Prospectus Summary—Tender Offer, Consent Solicitation and Redemption."

 THE EXCHANGE OFFER

        In this subsection, "we", "us", and "our" refer only to Interline Brands, Inc., a New Jersey corporation, as issuer of the notes, exclusive of Interline Brands, Inc., a Delaware corporation and each of its and our subsidiaries.

Terms of the Exchange Offer

        We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

        The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled "Description of the Notes."

        We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

        This exchange offer will expire at 5:00 p.m., New York City time, on January 26, 2011, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.

        We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

        We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

        To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

  (1)
  Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

  (2)
  Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "—Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

  (3)
  Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under "—Guaranteed Delivery Procedure" below.

        The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

        Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

        If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

  (1)
  a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

  (2)
  a commercial bank or trust company having an office or correspondent in the United States; or

  (3)
  an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

  (a)
  by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company; or

  (b)
  for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:

  (1)
  the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

  (2)
  a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

  (3)
  a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

  (4)
  trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

  (1)
  you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

  (2)
  any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder;

  (3)
  you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has an arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act;

  (4)
  you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  (5)
  if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

  (6)
  if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

        You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.

        To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

        Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

        A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "—Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

        If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

  (1)
  you tender through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

  (2)
  on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  (3)
  the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

        Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

        We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

        We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

        If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "—Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

        We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.

        If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

        By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "—Exchange Agent" and before acceptance of your tendered notes for exchange by us.

        Any notice of withdrawal must:

  (1)
  specify the name of the person having tendered the initial notes to be withdrawn;

  (2)
  identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;

  (3)
  be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender;

  (4)
  specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn; and

  (5)
  if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

        The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

        You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "—Procedures for Tendering Initial Notes" above at any time on or before the expiration date.

Conditions to the Exchange Offer

        We will complete this exchange offer only if:

  (1)
  there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer;

  (2)
  there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes; and

  (3)
  there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose.

        These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

        If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

  (1)
  refuse to accept and return to their holders any initial notes that have been tendered;

  (2)
  extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or

  (3)
  waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled "—Expiration Date; Extensions; Amendments; Termination."

Accounting Treatment

        We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

        We have appointed Wells Fargo Bank, National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

        By Registered or Certified Mail:

  Wells Fargo Bank, National Association
  Corporate Trust Operation
  MAC N9303-121
  PO Box 1517
  Minneapolis, MN 55480

        By Regular Mail or Overnight Carrier:

  Wells Fargo Bank, National Association
  Corporate Trust Operation
  MAC N9303-121
  Sixth & Marquette Avenue
  Minneapolis, MN 55479

        By Regular Mail or Overnight Carrier:

  Wells Fargo Bank, National Association
  12th Floor—Northstar East Building
  Corporate Trust Operations
  608 Second Avenue South
  Minneapolis, MN 55479

  Facsimile Transmission for Eligible Institutions only: (612) 667-6282
  Information or Confirmation by Telephone: (800) 344-5128

Fees and Expenses

        We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

        We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

        We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

  (1)
  certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;

  (2)
  tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

  (3)
  a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

        If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

        The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

        In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

  (1)
  the exchange offer is not permitted by applicable law or SEC policy;

  (2)
  you are prohibited by applicable law or SEC policy from participating in the exchange offer;

  (3)
  you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

  (4)
  you are a broker-dealer and hold initial notes acquired directly from us or one of our affiliates,

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

        Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

DESCRIPTION OF THE NOTES

        The Company issued the initial notes and will issue the exchange notes under an indenture (as amended, modified or supplemented from time to time in accordance with its terms, the "Indenture") among itself, Interline Delaware, certain of the Company's subsidiaries and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

        Certain terms used in this description are defined under the subheading "—Certain Definitions." In this description, the words "Company," "we" and "our" refer only to Interline Brands, Inc., a New Jersey corporation, and not to its parent or any of its subsidiaries; and the term "Interline Delaware" refers only to Interline Brands, Inc., a Delaware corporation and sole stockholder of the Company, and not to any of its subsidiaries.

        The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of the Notes. Copies of the Indenture may be obtained from the Company upon request. The registered holder of a note will be treated as the owned of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

        The notes:

  •
  are unsecured senior subordinated obligations of the Company;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including indebtedness under the ABL Facility;

  •
  are senior in right of payment to any future Subordinated Obligations of the Company;

  •
  are guaranteed by Interline Delaware and each Subsidiary Guarantor on a senior subordinated basis; and

  •
  are structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries that are not Subsidiary Guarantors.

Principal, Maturity and Interest

        The Company issued $300.0 million in aggregate principal amount of the initial notes on November 16, 2010 and will issue up to $300.0 million in aggregate principal amount of exchange notes in this offering. The Company will issue the notes in minimum denominations of $2,000 and any greater $1,000 multiples. The notes will mature on November 15, 2018. Subject to our compliance with the covenant described under the subheading "—Material Covenants—Limitation on Indebtedness," we are permitted to issue more notes from time to time in an unlimited aggregate principal amount (the "Additional Notes"). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the notes include any Additional Notes actually issued.

        Interest on the notes accrues at the rate of 7.00% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2011. We will make each interest payment to the holders of record of the notes on the immediately preceding May 1 and November 1, as the case may be. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

        Additional interest will be payable with respect to the initial notes in certain circumstances if the Company does not consummate this exchange offer (or shelf registration, if applicable).

        Interest on the notes will accrue from the date of original issuance, or if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders, and we, Interline Delaware or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We will not be required to transfer or exchange any note selected for redemption. Also, we will not be required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed.

Optional Redemption

        Except as set forth below, the notes will not be subject to redemption prior to November 15, 2013.

        Prior to November 15, 2013, we will be entitled at our option to redeem all, but not less than all, of the notes at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

        On and after November 15, 2013, we will be entitled at our option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on November 15 of the years set forth below:

Period	Redemption Price
2013	105.250%
2014	103.500%
2015	101.750%
2016 and thereafter	100.000%

        Prior to November 15, 2013, we may at our option on one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 107.000%, plus accrued and unpaid interest and additional interest, if any, to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

  (1)
  at least 65% of such aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

  (2)
  each such redemption occurs within 90 days after the date of consummation of the related Equity Offering.

        "Applicable Premium" means with respect to a note at any redemption date, the greater of (1) 1.00% of the principal amount of such note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such note on November 15, 2013 (such redemption price being described in the third paragraph in this "—Optional Redemption" section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such note through November 15, 2013 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after November 15, 2013, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Company as having a maturity comparable to the remaining term of the notes from the redemption date to November 15, 2013, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to November 15, 2013.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Company.

        "Reference Treasury Dealer" means Barclays Capital Inc., J.P. Morgan Securities LLC and their respective successors and assigns and one other nationally recognized investment banking firm selected by the Company that is a primary U.S. Government securities dealer.

        "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

        If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, to the extent practicable (but subject to the requirement that any remaining notes only being minimum denominations of $2,000 and any greater $1,000 multiples).

        We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. In addition, under certain circumstances, we may be required to offer to purchase notes as described under the captions "—Change of Control" and "—Material Covenants—Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase notes in the open market or otherwise.

Guaranties

        Interline Delaware and the Subsidiary Guarantors will jointly and severally guarantee, on a senior subordinated basis, our obligations under the notes. Interline Delaware has no material assets other than its equity interest in the Company.

        The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Related to the Notes—A court could deem the issuance of the notes or the guarantees thereof to be a fraudulent conveyance and void all or a portion of the obligations represented by the notes or the guarantees."

        Initially, the Subsidiary Guarantors are all of the Company's current domestic Subsidiaries that also guarantee the Company's obligations under the Credit Agreement. The Company's Foreign Subsidiaries will not guarantee the Company's obligations under the Credit Agreement or the notes. In addition, no Receivables Subsidiary will guarantee the Company's obligations with respect to the notes.

        Each Guarantor that makes a payment under its Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

        If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors—Risks Related to the Notes—A court could deem the issuance of the notes or the guarantees thereof to be a fraudulent conveyance and void all or a portion of the obligations represented by the notes or the guarantees."

        Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "—Material Covenants—Merger and Consolidation"; provided, however, that if such other Person is not the Company or another Subsidiary Guarantor, such Subsidiary Guarantor's obligations under its Subsidiary Guaranty, as the case may be, must be expressly assumed by such other Person, subject to the following paragraph.

        The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

  (1)
  upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor in its entirety;

  (2)
  upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

  (3)
  upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

  (4)
  in connection with any sale or other disposition (including by way of merger or consolidation) of Capital Stock of a Subsidiary Guarantor to a Person in accordance with the Indenture that results in the Subsidiary Guarantor no longer being a Restricted Subsidiary;

  (5)
  at such time as such Subsidiary Guarantor no longer has any Guarantees outstanding that would have required it to become a Subsidiary Guarantor under the covenant described under "—Material Covenants—Future Guarantors";

  (6)
  upon defeasance of the notes as described under "—Defeasance"; or

  (7)
  upon satisfactory of the conditions set forth under "—Satisfaction and Discharge,"

in the case of clauses (1), (2) and (4) above, other than to the Company or a Subsidiary of the Company and as permitted by the Indenture and, in the case of clauses (1), (2) and (4), if in connection therewith the Company provides an Officer's Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "—Material Covenants—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition.

        There will not be any limitation on the ability of Interline Delaware to consolidate with, merge with or into or transfer assets to any other Person. The Interline Delaware Guaranty will be released upon defeasance of the notes as described under "—Defeasance" or upon satisfaction of the conditions set forth under "—Satisfaction and Discharge."

Ranking

  Senior Indebtedness Versus Notes and Guarantees

        The payment of the principal of, premium, if any, and interest and additional interest, if any, on the notes and the payment of any Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Guarantor, as the case may be, including the obligations of the Company and such Guarantor under the Credit Agreement.

        As of September 24, 2010, on an as-adjusted basis after giving effect to the Transactions, Interline Delaware and the Subsidiary Guarantors would have had approximately $207.0 million of availability under the Credit Agreement, all of which would have been secured. All of the senior indebtedness of Interline Delaware and the Subsidiary Guarantors would have consisted of their respective guarantees of senior indebtedness of the Company under the Credit Agreement.

        Although the Indenture contains limitations on the amount of additional indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be senior indebtedness. See "—Material Covenants—Limitation on Indebtedness." The Indenture will not limit the amount of additional indebtedness that Interline Delaware may incur.

  Liabilities of Subsidiaries Versus Notes and Guarantees

        A portion of our operations are conducted through our subsidiaries. Our three existing domestic subsidiaries, Wilmar Holdings, Inc., Wilmar Financial, Inc. and Glenwood Acquisition, LLC, guarantee the notes, while our four existing foreign subsidiaries, Barnett of the Caribbean, Inc., Interline Brands Hong Kong Limited, Interline Brands International Trading (Shenzhen) Co., Ltd. and Sexauer Ltd., are not guaranteeing the notes. Future domestic Restricted Subsidiaries may be required to guarantee the notes. Claims of creditors of any non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

        As of September 24, 2010, on an as-adjusted basis after giving effect to the Transactions, the notes and the guarantees would have been effectively subordinated to $1.6 million of liabilities of our non-guarantor subsidiaries. The Company's non-guarantor subsidiaries accounted for approximately $13.3 million, or 1.7%, of our consolidated net sales for the nine-month period ended September 24, 2010 and approximately $9.2 million, or 0.9%, of our consolidated total assets, and approximately $1.6 million, or 0.3%, of our total liabilities, in each case, as of September 24, 2010. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Material Covenants—Limitation on Indebtedness."

  Other Senior Subordinated Indebtedness Versus Notes and Guarantees

        Only Indebtedness of the Company or a Guarantor that is Senior Indebtedness will rank senior to the notes and the relevant Guaranty in accordance with the provisions of the Indenture. The notes and each Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Guarantor, respectively.

        We and the Subsidiary Guarantors (but not Interline Delaware) have agreed in the Indenture that we and they will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable. The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in collateral held by them.

  Payment of Notes

        We are not permitted to pay principal of, premium, if any, or interest and additional interest, if any, on the notes or make any deposit pursuant to the provisions described under "—Defeasance" or "—Satisfaction and Discharge" below and may not purchase, redeem or otherwise retire any notes (collectively, "pay the notes") if either of the following occurs (a "Payment Default"):

  (1)
  any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

  (2)
  any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

  (2)
  because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

  (3)
  because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness of the Company (other than holders of the Bank Indebtedness), a Representative of holders of the Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

  (1)
  the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the notes are entitled to receive any payment;

  (2)
  until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of notes may receive certain Capital Stock and subordinated debt obligations that are subordinated to all securities issued in respect of claims of such Senior Indebtedness; and

  (3)
  if a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

        The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Company to pay interest or principal with respect to the notes when due by their terms. If payment of the notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration. If any Bank Indebtedness of the Company is outstanding, neither the Company nor any Guarantor may pay the notes until five Business Days after the Representative of all such Bank Indebtedness receives notice of such acceleration and, thereafter, may pay the notes only if the Indenture otherwise permits payment at that time.

        Each Guarantor's obligations under its Guaranty are senior subordinated obligations. As such, the rights of noteholders to receive payment by a Guarantor pursuant to the applicable Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor, as the case may be. The terms of the subordination and payment blockage provisions described above with respect to the Company's obligations under the notes apply equally to each Guarantor, and the obligations of each Guarantor under its Guaranty.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Guarantor who are holders of Senior Indebtedness of the Company or a Guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under "—Defeasance" or "—Satisfaction and Discharge."

Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  (1)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Interline Delaware (including, without limitation, pursuant to a merger or consolidation);

  (2)
  individuals who on the Issue Date constituted the Board of Directors of Interline Delaware (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Interline Delaware was approved by a vote of a majority of the directors of Interline Delaware then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office;

  (3)
  the adoption of a plan relating to the liquidation or dissolution of Interline Delaware;

  (4)
  the sale of all or substantially all the assets of Interline Delaware (determined on a consolidated basis) to another Person other than a transaction following which, each transferee becomes an obligor or guarantor in respect of the notes and a Subsidiary of the transferor of such assets; or

  (5)
  Interline Delaware, together with its wholly owned Subsidiaries, ceases to own 100% of the Voting Stock of the Company for any reason (other than the merger or consolidation of Interline Delaware and the Company with or into each other).

        For purposes of this definition, (i) any direct or indirect holding company of the Company (including Interline Delaware) shall not itself be considered a "person" for purposes of clause (1) above, provided that no "person" beneficially owns, directly or indirectly, more than 50% of the Voting Stock of such holding company and (ii) no Change of Control pursuant to clause (4) above shall be deemed to have occurred solely as the result of a transfer of assets among the Company and the Guarantors.

        Notwithstanding the foregoing, the occurrence of a transaction that would be considered a Change of Control but for the operation of clause (i) of the immediately preceding paragraph shall be considered a Change of Control to the extent such transaction is accompanied by a Ratings Decline.

        "Ratings Decline" means the occurrence of a decrease in the rating of the notes by one or more gradations by either Moody's Investors Service, Inc., or any successor thereto ("Moody's"), or Standard & Poor's Ratings Group, Inc., or any successor thereto ("S&P") (including gradations within the rating categories, as well as between categories), within 90 days before or after the earlier of (x) the transaction giving rise to such potential Change of Control, (y) the date of public notice of the occurrence of the transaction giving rise to such potential Change of Control or (z) public notice of the intention of Company to effect such transaction giving rise to such potential Change of Control (which 90-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Moody's or S&P).

        Within 45 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  (1)
  that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding such Change of Control;

  (3)
  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

        We will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer (it being understood that such third-party may make a Change of Control Offer that is conditioned on and prior to the occurrence of a Change of Control pursuant to this clause (1)) or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        A Change of Control Offer may be made in advance of the Change of Control, conditional upon such Change of Control if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

        For purposes of the "Change of Control" definition, a Person shall not be deemed to have beneficial ownership of securities that it has the right to acquire pursuant to a stock purchase agreement, merger agreement or other similar agreement until such time as such Person's right to acquire such securities pursuant to such agreement is no longer subject to conditions that are beyond the control of such Person.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Interline Delaware and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Interline Delaware and the initial purchasers of the initial notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "—Material Covenants—Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        The Credit Agreement contains restrictions on our ability to purchase notes and the Credit Agreement provides that the occurrence of certain change of control events with respect to Interline Delaware would constitute a default thereunder. In the event that at the time of such Change of Control the terms of any Senior Indebtedness of the Company (including any Credit Agreement) restrict or prohibit the purchase of notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 45 days following any Change of Control, we undertake to (1) repay in full all such Senior Indebtedness or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the notes. If we do not repay such Senior Indebtedness or obtain such consents, we will remain prohibited from purchasing notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the applicable Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

        Future indebtedness that we or Interline Delaware may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of Interline Delaware to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of Interline Delaware. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

        Holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors of Interline Delaware, including in connection with a proxy contest where the Board of Directors of Interline Delaware does not approve a dissident slate of directors but approves them as continuing directors, even if the Board of Directors of Interline Delaware initially opposed the directors.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Material Covenants

        The Indenture contains covenants including, among others, the following material covenants:

  Limitation on Indebtedness

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence after giving effect thereto on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

  (b)
  Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

  (1)
  Indebtedness Incurred by the Company or any Subsidiary Guarantor pursuant to any Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount (and/or accreted value, as applicable) of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $325.0 million or (B) the Borrowing Base as of the date of such incurrence;

  (2)
  Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon; (B) if the Company is the obligor on such Indebtedness, such Indebtedness is preferred stock or unsecured and expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes; and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is preferred stock or unsecured and expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guaranty;

    (3)
    the notes (other than any Additional Notes);

    (4)
    Indebtedness outstanding on the Issue Date, including any Existing Notes (other than Indebtedness described in clause (b)(1), (2) or (3) of this covenant);

    (5)
    Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that (A) on the date of such acquisition after giving pro forma effect thereto, the Company would be entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant or (B) the Consolidated Coverage Ratio would be equal to or greater than immediately prior to such acquisition;

    (6)
    Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6);

    (7)
    Hedging Obligations entered into not for the purpose of speculation;

    (8)
    obligations in respect of one or more standby letters of credit, performance, bid and surety bonds, completion guarantees, bank guarantees, workers' compensation claims, self-insurance obligations, bankers' acceptances, statutory, appeal, completion, export or import, indemnities, customs, revenue bonds or similar instruments, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed), in each case provided by the Company or any Restricted Subsidiary in the ordinary course of business;

    (9)
    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

    (10)
    the Guarantee or co-issuance by any Subsidiary Guarantor of any Indebtedness otherwise permitted to be Incurred pursuant to the Indenture;

    (11)
    Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance all or any part of the purchase price or cost of design, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount (or accreted value, as applicable) which, when taken together with all other Indebtedness Incurred pursuant to this clause (11) and outstanding on the date of such Incurrence, does not exceed the greater of (x) $25.0 million or

      (y) 5.0% of Consolidated Tangible Assets determined as of the most recent practical date (as adjusted for any significant acquisition or disposition of assets since such date);

    (12)
    Indebtedness of a Receivables Subsidiary Incurred pursuant to a Qualified Receivables Transaction;

    (13)
    Indebtedness Incurred by Foreign Subsidiaries which, when taken together with all other Indebtedness Incurred pursuant to this clause (13) and outstanding on the date of such Incurrence, does not exceed the greater of (x) $25.0 million and (y) 4.5% of Consolidated Tangible Assets determined as of the most recent practical date (as adjusted for any significant acquisition or disposition of assets since such date);

    (14)
    Indebtedness representing indemnification, adjustment for purchase price or similar obligations relating to the acquisition of any business or assets or any disposition of any business or assets;

    (15)
    Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and the Restricted Subsidiaries Incurred pursuant to this clause (15) and outstanding on the date of such Incurrence, does not exceed the greater of (x) $60.0 million and (y) 10.5% of Consolidated Tangible Assets determined as of the most recent practical date (as adjusted for any significant acquisition or disposition of assets since such date).

  (c)
  For purposes of determining compliance with this covenant:

  (1)
  any Indebtedness outstanding under the Credit Agreement after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

  (2)
  in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

  (3)
  the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

  (4)
  following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to paragraph (a) or one of the clauses in paragraph (b) above (other than Indebtedness described in clause (1) of paragraph (c) above) may later be divided, classified or reclassified (based on circumstances in existence at the time of such reclassification or division) by the Company in its sole discretion such that it will be deemed as having been Incurred pursuant to paragraph (a) or another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause or paragraph at the time of such reclassification.

  Anti-Layering

        Notwithstanding paragraphs (a) and (b) of the covenant described under "—Limitation on Indebtedness", neither the Company nor any Subsidiary Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in right of payment in any respect to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or such Subsidiary Guarantor, as applicable, or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the notes or the relevant Subsidiary Guaranty, as applicable, equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the notes or the relevant Subsidiary Guaranty, as applicable) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

        The Indenture does not treat (A) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (B) Secured Indebtedness as subordinated or junior to any other Secured Indebtedness merely because it has a junior priority with respect to the same collateral or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in collateral held by them.

  Limitation on Restricted Payments

  (a)
  The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  (1)
  a Default shall have occurred and be continuing (or would result therefrom);

  (2)
  the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

  (3)
  the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

  (A)
  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter commencing July 1, 2006 (the "Prior Issue Date") to the end of the most recent fiscal quarter for which internal financial statements are then available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

  (B)
  the sum of (x) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than (i) an issuance or sale to a Subsidiary of the Company, (ii) an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees with respect to amounts funded or Guaranteed by the Company or any of its Subsidiaries, (iii) Excluded Contributions and (iv) an issuance or sale to an employee if such employee has received any loan or advance made pursuant to clause (6) under the definition of "Permitted Investment," except, with respect to clause (iv), to the extent such loan or advance is repaid by such employee in cash other than with the proceeds from a Permitted Investment), (y) 100% of the Fair Market Value of property or assets (other than cash, Indebtedness and Capital Stock, except that Capital Stock of a Person that is or becomes a Restricted Subsidiary shall be valued in accordance with the Company's interest in the Fair Market Value of such Person's property and assets) that is received by the Company subsequent to the Issue Date in exchange for Capital Stock (other than Disqualified Stock) of the Company (other than any such property or assets received from a Subsidiary of the Company) or as a capital contribution from its shareholders and (z) 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

      (C)
      the amount by which Indebtedness of the Company or a Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or a Restricted Subsidiary upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

      (D)
      an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investments and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

  (b)
  The preceding provisions will not prohibit:

  (1)
  any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees with respect to amounts funded or Guaranteed by the Company or any of its Subsidiaries) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that any such Restricted Payment that occurs within 90 days of such sale or cash capital contribution shall be deemed to have occurred substantially concurrently with such sale or cash capital contribution; provided further, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

  (2)
  any purchase, repurchase, redemption, defeasance, satisfaction, discharge or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of such Person which is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however, that any purchase, repurchase, redemption, defeasance, satisfaction, discharge or other acquisition or retirement of the existing Subordinated Obligations that occurs within 90 days of the incurrence of the new Subordinated Obligations shall be deemed to have occurred substantially concurrently with such incurrence; provided further, however, that such purchase, repurchase, redemption, defeasance, satisfaction, discharge or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

    (3)
    dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

    (4)
    so long as no Default has occurred and is continuing, the repurchase, redemption, retirement or other acquisition of shares of Capital Stock of Interline Delaware, the Company or any of their Subsidiaries from employees, former employees, directors or former directors of Interline Delaware, the Company or any of their Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors, including, without limitation, their estates or beneficiaries under their estates), pursuant to the terms of the agreements (including employment, severance, compensation or shareholder agreements) or plans (or amendments thereto) approved by the Board of Directors of Interline Delaware or the Company, as the case may be, under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that (x)(i) the aggregate amount of such repurchases and other acquisitions shall not exceed $7.0 million plus (ii) the amount of any net cash proceeds received by or contributed to the Company from the issuance and sale of since the Issue Date of Capital Stock (other than Disqualified Stock) of the Company, Interline Delaware or another direct or indirect parent of the Company to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to clause (3) of paragraph (a) above or this clause (4), plus (iii) the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date or (y) the aggregate amount of such repurchases and other acquisitions in any fiscal year shall not exceed $2.5 million; provided further, however, that the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause (b)(4) in any one fiscal year may be carried forward to any succeeding fiscal year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

    (5)
    payments of dividends on Disqualified Stock issued pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

    (6)
    Restricted Payments made with Net Available Cash from Asset Dispositions remaining after application thereof as required by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

    (7)
    (A) repurchases of Capital Stock deemed to occur upon exercise of stock options or the vesting of restricted stock, restricted stock units, deferred stock units or any similar securities if such Capital Stock represents a portion of the exercise price of such options (or withholding of Capital Stock to pay related withholding taxes with regard to the exercise of such stock options or the vesting of any such restricted stock, restricted stock units, deferred stock units or any similar securities), and (B) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the vesting or settlement of restricted stock, restricted stock units, deferred stock units or any similar securities or (iii) the conversion or exchange of Capital Stock of any such Person; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

    (8)
    payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under "—Limitation on Indebtedness"; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

    (9)
    Permitted Payments to Interline Delaware; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

    (10)
    so long as no Default or Event of Default has occurred and is continuing, the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control pursuant to a provision no more favorable to the holders thereof than the provisions described in "—Change of Control" provided that, in each case, prior to the repurchase the Company has made a Change of Control Offer to and repurchased all notes issued under the Indenture that were validly tendered for payment in connection with the offer to purchase; provided, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

    (11)
    Restricted Payments made with Excluded Contributions, provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

    (12)
    Restricted Payments made to Interline Delaware to fund dividends on, or repurchases of, its common stock; provided, however, that the aggregate amount of such Restricted Payments in any year does not exceed $7.0 million in any twelve month period (with unused amounts being available to be used in any succeeding twelve month period up to a maximum aggregate amount used in any twelve month period of $14.0 million); provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments; or

    (13)
    Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (13), does not exceed the greater of (i) $85.0 million or (ii) 8.5% of Total Assets determined as of the most recent practical date (as adjusted for any significant acquisition or disposition of assets since such date); provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such payments shall be excluded in the calculation of the amount of Restricted Payments.

        For the avoidance of doubt, any "deemed dividend" resulting from the filing of a consolidated or combined tax return by any direct or indirect parent of the Company and not involving any cash distribution will not be a Restricted Payment.

        For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (13) of paragraph (b) above, or is entitled to be made in reliance on paragraph (a) of this covenant, the Company will be entitled to classify or re-classify (based on circumstances existing on the date of such reclassification) such Restricted Payment or portion thereof in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses of paragraph (b) or paragraph (a) of this covenant.

        As of the Issue Date, the Company had approximately $100.0 million in Restricted Payment capacity pursuant to the paragraph (a) of this covenant.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

  (1)
  with respect to clauses (a), (b) and (c),

  (i)
  any encumbrance or restriction pursuant to an agreement (including the indentures governing the notes and the Existing Notes and the Credit Agreement) in effect at or entered into on the Issue Date;

  (ii)
  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement existing on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

  (iii)
  any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (i) or (ii) of clause (1) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clauses (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are not materially more restrictive, taken as a whole, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

  (iv)
  any encumbrance or restriction consisting of any restriction on the sale or other disposition of assets or property securing Indebtedness solely as a result of a Lien on such asset;

  (v)
  any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

  (vi)
  any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

  (vii)
  any encumbrance or restriction pursuant to the terms of Indebtedness Incurred under clause (15) of paragraph (b) of the covenant described under "—Limitation on Indebtedness";

  (viii)
  any encumbrance or restriction pursuant to the terms of Indebtedness Incurred under clause (11) of paragraph (b) of the covenant described under "—Limitation on Indebtedness"; provided, however, that such encumbrance or restriction is limited to the assets being financed and proceeds thereof;

  (ix)
  any encumbrance or restriction pursuant to the terms of Indebtedness Incurred by a Foreign Subsidiary; provided, however, such encumbrance or restriction is limited to the Foreign Subsidiary Incurring such Indebtedness;

  (x)
  any encumbrance or restriction in any agreement that is not more restrictive than the restrictions under the terms of the Credit Agreement as in effect on the Issue Date;

    (xi)
    any encumbrance or restriction pursuant to the terms of any agreement entered into in connection with any Qualified Receivables Transaction; provided, however that such encumbrance or restriction applies only to a Receivables Subsidiary;

    (xii)
    any encumbrance or restriction pursuant to an agreement with a governmental entity providing for developmental financing on terms which are more favorable (at the time such agreement is entered into) than those available from third party financing sources;

    (xiii)
    provisions with respect to the disposition or distribution of assets or property or the transfer of ownership interests in joint venture agreements, partnership, limited liability and other similar agreements (including any such agreements entered into in connection with a Restricted Investment);

    (xiv)
    non-assignment and non-transfer provisions of any contract, license, or lease entered into in the ordinary course of business;

    (xv)
    restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business;

    (xvi)
    any encumbrance or restriction pursuant to the terms of any agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above in the section of this prospectus titled "—Limitation on Indebtedness" and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein will not materially adversely impact the ability of the Company to make required principal and interest payments on the notes; and

    (xvii)
    any encumbrance or restriction pursuant to the terms of any Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (2)
  with respect to clause (c) only,

  (A)
  any encumbrance or restriction consisting of customary nonassignment or subletting provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

  (B)
  any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

  Limitation on Sales of Assets and Subsidiary Stock

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

  (1)
  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition (or at the time the Company or such Restricted Subsidiary becomes obligated to complete such Asset Disposition) at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company or the chief financial or accounting officer of the Company, as evidenced by an Officer's Certificate certifying compliance with the foregoing condition, of the shares and assets subject to such Asset Disposition;

  (2)
  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

    (3)
    an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

    (A)
    first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Preferred Stock or Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

    (B)
    second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that the Company or such Restricted Subsidiary shall be deemed to have applied Net Available Cash in accordance with this clause (B) within such 12-month period if, within such 12-month period, it has entered into a binding commitment or agreement to invest such Net Available Cash and continues to use all reasonable efforts to so apply such Net Available Cash as soon as practicable thereafter; provided further, however, that such Net Available Cash is applied on the earlier of (x) a date which is 18 months from the later of the date of such Asset Disposition or the receipt of such Net Available Cash or (y) reasonably promptly upon any abandonment or termination of such commitment or agreement;

    (C)
    third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture and the terms of such other Senior Subordinated Indebtedness; and

    (D)
    fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any purpose not prohibited by the terms of the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions on or after the Issue Date which is not applied in accordance with this covenant exceeds $15.0 million. Pending application of Net Available Cash pursuant to this covenant, the Company (or the applicable Restricted Subsidiary) may temporarily reduce Senior Indebtedness or otherwise invest such Net Available Cash in any manner that is not prohibited by the Indenture. Following the entering into of a binding agreement with respect to an Asset Disposition and prior to the consummation thereof, cash or Temporary Cash Investments (whether or not actual Net Available Cash related to such Asset Disposition) used for the purposes described in clauses (A) through (C) above that are designated as used in accordance therewith, and not previously or subsequently so designated in respect of any other Asset Disposition, shall be deemed to be Net Available Cash applied in accordance therewith.

        For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

    (i)
    the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

    (ii)
    any Designated Non-cash Consideration received by the Company or any Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (ii) that is at that time outstanding, not to exceed the greater of (x) $25.0 million and (y) 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

    (iii)
    the fair market value of any assets (other than securities, unless such securities represent Capital Stock in an entity engaged in a Related Business, such entity becomes a Restricted Subsidiary or the Company or a Restricted Subsidiary acquires voting and management control of such entity) received by the Company or any Restricted Subsidiary to be used by it in the business of the Company or such Restricted Subsidiary; and

    (iv)
    securities received by the Company or any Restricted Subsidiary from the transferee that are converted within 90 days of receipt by the Company or such Restricted Subsidiary (subject to ordinary settlement periods) into cash, to the extent of the cash received in that conversion.

  (b)
  In the event of an Asset Disposition that requires the purchase of notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be minimum denominations of $2,000 principal amount or $1,000 multiples thereof. If any Net Available Cash remain after consummation of such an asset sale offer, such amounts shall no longer be considered Net Available Cash for purposes of the Indenture and the Company may use such Net Available Cash for any purpose not otherwise prohibited by the Indenture. The Company shall not be required to make such an offer to purchase notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

  (c)
  The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

        Future indebtedness that we or Interline Delaware may incur may contain prohibitions on the occurrence of certain events that would constitute an Asset Disposition or require the repurchase of such indebtedness upon Asset Disposition. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Asset Disposition itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of an Asset Disposition may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

  Limitation on Affiliate Transactions

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") involving aggregate payments or consideration in excess of $2.5 million unless:

  (1)
  the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's length dealings with a Person who is not an Affiliate; and

  (2)
  if such Affiliate Transaction involves an amount in excess of $10.0 million, the material terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company;

Notwithstanding clause (2) above, in the event that there are no disinterested members of the Board of Directors in any Affiliate Transaction, such Affiliate Transaction shall be permitted to exist so long as an Independent Qualified Party has determined the terms of such Affiliate Transaction to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

  (b)
  The provisions of the preceding paragraph (a) will not prohibit:

  (1)
  any Investment (other than a Permitted Investment (except for Permitted Investments described in clause (3) of the definition thereof)) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Investment in an Unrestricted Subsidiary constituting a Permitted Investment;

  (2)
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment, compensation or severance arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

    (3)
    loans or advances (or cancellations thereof) to employees or consultants in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

    (4)
    the payment of reasonable compensation, reimbursements or employee benefits to, and the provision of an indemnity for the benefit of, directors, officers or employees of the Company or its Restricted Subsidiaries in the ordinary course of business;

    (5)
    the payment of reasonable fees and reimbursements to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

    (6)
    any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

    (7)
    the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company or contribution to the common capital of the Company;

    (8)
    any agreement that provides registration rights to the securityholders of the Company (and the performance of such agreements);

    (9)
    any merger, consolidation or reorganization of the Company with (i) an Affiliate solely for the purpose and with the sole effect of forming a holding company or reincorporating the Company in a new jurisdiction or (ii) Interline Delaware;

    (10)
    any transaction with a Receivables Subsidiary pursuant to a Qualified Receivables Transaction;

    (11)
    the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and one or more Subsidiaries, on the one hand, and any other Person with which the Company and such Subsidiaries are required or permitted to file a consolidated tax return or with which the Company and such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Company and the Restricted Subsidiaries are not in excess the payments described in clause (2) of the definition of Permitted Payments to Interline Delaware;

    (12)
    indemnification or similar agreements with, and the payment of the fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business;

    (13)
    any employment, deferred compensation, consulting, noncompetition, confidentiality or similar agreement entered into by the Company and its Restricted Subsidiaries with its employees or directors in the ordinary course of business and payments and other benefits (including bonus, retirement, severance, health, stock option and other benefit plans) pursuant thereto;

    (14)
    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which, in the reasonable determination of the Board of Directors of the Company are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;

    (15)
    transactions between the Company or any Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Company or any direct or indirect parent of the Company; provided that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

    (16)
    transactions entered into in good faith with any of the Company's or Restricted Subsidiary's Affiliates that provide for shared services and/or facilities arrangements and that provide cost savings and/or other operational efficiencies to the Company and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Company's Board of Directors, and payments related thereto;

    (17)
    transactions between or among the Company and/or any Restricted Subsidiaries;

    (18)
    Permitted Payments to Interline Delaware;

    (19)
    any transaction in which the Company or any Restricted Subsidiary, as the case may be, obtains a favorable written opinion from an Independent Qualified Party as to the fairness of such transaction to the Company and its Restricted Subsidiaries from a financial point of view; and

    (20)
    any agreement as in effect on the Issue Date and described in the final offering memorandum for the initial notes, dated November 4, 2010, or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

  Merger and Consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

  (1)
  either (A) the Company is the surviving Person or (B) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

  (2)
  immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Company, the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by the Company, such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

  (3)
  immediately after giving pro forma effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or (B) the Successor Company would have a Consolidated Coverage Ratio that would be equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction; and

  (4)
  the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or any Restricted Subsidiary or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction or forming a holding company for the Company. This "Merger and Consolidation" covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets (i) by the Company to any

Subsidiary Guarantor or by any Subsidiary Guarantor to the Company, (ii) among Subsidiary Guarantors or (iii) by a Restricted Subsidiary to (x) another Restricted Subsidiary that is not a Subsidiary Guarantor or (y) the Issuer or any Subsidiary Guarantor.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

        The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

  (1)
  except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or a Subsidiary of the Company) or otherwise ceases to be a Subsidiary Guarantor as a result of such transaction or series of transactions, whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officer's Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, either (A) such Subsidiary is the surviving Person or (B) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

  (2)
  immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

  (3)
  the Company delivers to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

        Notwithstanding the foregoing, any Subsidiary Guarantor may consolidate with or merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Company or another Subsidiary Guarantor.

  Future Guarantors

        The Company will cause each domestic Restricted Subsidiary (other than a Receivables Subsidiary) that is not then a Subsidiary Guarantor and that Guarantees any Indebtedness under any Credit Facility (other than Indebtedness Incurred pursuant to clause (b)(5), (b)(8), (b)(11), (b)(13) and (b)(15) of the covenant described under "—Limitation on Indebtedness") to, in each case at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture.

  SEC Reports

        Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, or file electronically with the SEC through the SEC's EDGAR System (or any successor system), within the time periods that would be applicable to the Company under Section 13(a) or 15(d) of the Exchange Act and the rules and regulations of the SEC (giving effect to Rule 12h-5 and Rule 12b-25 under the Exchange Act):

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file these forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports.

        In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (giving effect to Rule 12h-5 and Rule 12b-25 under the Exchange Act) (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. The Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Notwithstanding anything to the contrary, the Company will be deemed to have complied with its obligations in the preceding two paragraphs following the filing of this exchange offer registration statement and prior to the effectiveness hereof if this exchange offer registration statement includes the information specified in clauses (1) and (2) above at the times it would otherwise be required to file such forms. Notwithstanding the foregoing, the Company may satisfy such requirements to the extent Interline Delaware (or any other parent company of the Company) files and provides such information with respect to the Interline Delaware (or such parent company, if applicable), Interline Delaware (or such parent company, if applicable) owns directly or indirectly all of the common stock of the Company and Interline Delaware (or such parent company, if applicable) guarantees the notes.

Defaults

        Each of the following is an Event of Default:

  (1)
  a default in the payment of interest on the notes when due, continued for 30 days;

  (2)
  a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase (including the failure to make a payment to repurchase notes tendered pursuant to a Change of Control Offer or through the application of any Net Available Cash), upon declaration of acceleration or otherwise;

  (3)
  the failure by the Company to comply with its obligations under "—Material Covenants—Merger and Consolidation" above;

  (4)
  the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Indenture;

  (5)
  Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million (the "cross acceleration provision");

  (6)
  certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the "bankruptcy provisions");

  (7)
  any judgment or decree for the payment of money in excess of $25.0 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

  (8)
  the Interline Delaware Guaranty or any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Interline Delaware Guaranty or Subsidiary Guaranty) and such default continues for 10 days or Interline Delaware or a Subsidiary Guarantor denies or disaffirms its obligations under the Interline Delaware Guaranty or its Subsidiary Guaranty, as the case may be.

        However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest (including additional interest, if any) on all the notes to be due and payable. Upon such a declaration, such principal and interest (including additional interest, if any) shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest (including additional interest, if any) on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest (including additional interest, if any) when due, no holder of a Note may pursue any remedy with respect to the Indenture or the notes unless:

  (1)
  such holder has previously given the Trustee written notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)
  holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the Trustee in personal liability.

        If a Default occurs, is continuing and is actually known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest (including additional interest, if any) on any note, the Trustee may withhold notice if and so long as it determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

  (1)
  reduce the amount of notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest on any note;

  (3)
  reduce the principal of or extend the Stated Maturity of any note;

  (4)
  change the provisions applicable to the redemption of any note as described under "—Optional Redemption" above (other than the notice provisions with respect to any such redemption);

  (5)
  make any note payable in money other than that stated in the note;

  (6)
  impair the right of any holder of the notes to receive payment of principal of and interest (including additional interest) on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

  (7)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

  (8)
  make any change in the subordination provisions of the Indenture as described under "—Ranking" (other than with respect to clause (4) of the definition of Senior Indebtedness as used therein) with respect to any note that would adversely affect the noteholders; or

  (9)
  make any change in, or release other than in accordance with the Indenture, the Interline Delaware Guaranty or any Subsidiary Guaranty that would adversely affect the Noteholders.

        Notwithstanding the preceding, without the consent of any holder of the notes, the Company, Interline Delaware, the Subsidiary Guarantors and Trustee may amend the Indenture:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for the assumption by a successor Person of the obligations of the Company, or any Guarantor under the Indenture;

  (3)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (4)
  to add Guarantees with respect to the notes, including any Subsidiary Guaranty, or to secure the notes;

  (5)
  to add to the covenants of the Company, Interline Delaware or a Subsidiary Guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company, Interline Delaware or a Subsidiary Guarantor;

  (6)
  to make any change that does not adversely affect the rights of any holder of the notes under the Indenture;

  (7)
  to conform the text of the Indenture, the notes, the Interline Delaware Guaranty and the Subsidiary Guaranties to any provision of this "Description of the Notes" to the extent that such provision in this "Description of the Notes" was intended to be a verbatim recitation of a provision of the Indenture, the notes, the Interline Delaware Guaranty and the Subsidiary Guaranties;

  (8)
  to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

  (9)
  to evidence and provide for the acceptance of the appointment of a successor trustee; or

  (10)
  to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

        However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

        The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

        The notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

        When (1) we deliver to the Trustee all outstanding notes for cancellation, (2) all outstanding notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption or (3) all outstanding notes will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and, in the case of clauses (2) and (3), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable hereunder by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

        At any time, we may terminate all our obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

        In addition, at any time we may terminate our obligations under "—Change of Control" and under the covenants described under "—Material Covenants" (other than the covenant described under "—Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained in clause (3) of the first paragraph under "—Material Covenants—Merger and Consolidation" above ("covenant defeasance").

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clauses (5), (6) (with respect only to Significant Subsidiaries and Subsidiary Guarantors), or (7) under "—Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "—Material Covenants—Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Guarantor will be released from all of its obligations with respect to the its guarantee of the notes.

        In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest (including additional interest, if any) on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

        Wells Fargo Bank, National Association is the Trustee under the Indenture.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Interline Delaware, the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Guarantor under the Notes, the Interline Delaware Guaranty, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Additional Assets" means:

  (1)
  any long lived assets (other than Capital Stock) used in a Related Business, in each case including leasehold interests with respect thereto with a term in excess of one year;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1)
  any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

  (2)
  all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

  (3)
  any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above, ccrued

    (A)
    a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary (including the sale or issuance of Capital Stock);

    (B)
    for purposes of the covenant described under "—Material Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "—Material Covenants—Limitation on Restricted Payments", (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "—Material Covenants—Merger and Consolidation" and (z) a disposition of all or any portion of the Company's direct or indirect interest in, or assets relating, to, Buyers Access LLC;

    (C)
    a disposition of assets with a fair market value of less than $15.0 million;

    (D)
    the disposition of cash or Temporary Cash Investments;

    (E)
    the sale, lease or other transfer of inventory, products, byproducts, goods held for sale, services, accounts receivable in the ordinary course of business and the disposition of inventory or obsolete, damaged or worn out equipment or assets in the ordinary course of business (including the abandonment or other disposition of any assets, including intellectual property, that is no longer used or useful or no longer economically practical to maintain);

    (F)
    entering into Hedging Obligations or the transfer of assets related to any Hedging Obligations pursuant to the unwinding of any such Hedging Obligations;

    (G)
    the creation of any Lien permitted under the Indenture (but not the sale or other disposition of the property subject to such Lien);

    (H)
    any transfer or sale of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (H), investments received in exchange for the transfer of accounts receivable and related assets will be deemed to constitute cash if the Receivables Subsidiary or other payer is required to repay such investments as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction;

    (I)
    the disposition of property or assets that is a surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

    (J)
    sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of the Company and the Restricted Subsidiaries;

    (K)
    any exchange of assets for assets (including a combination of assets and Temporary Cash Investments) related to a Related Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $5.0 million shall be evidenced by an Officer's

      Certificate, and (b) $20.0 million shall be set forth in a resolution approved in good faith by at least a majority of the members of the Board of Directors of the Company;

    (L)
    dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements;

    (M)
    rights granted to others pursuant to leases or licenses in due course;

    (N)
    the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and

    (O)
    any financing transaction, including a sale and leaseback transaction, with respect to any property built or acquired by the Company or any Restricted Subsidiary after the Issue Date.

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of, or redemption or similar payment with respect to, such Indebtedness multiplied by the amount of such payment by

  (2)
  the sum of all such payments.

        "Bank Indebtedness" means all Obligations pursuant to any Credit Agreement (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not post-filing interest is allowed in such proceeding).

        "Board of Directors" with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board of Directors.

        "Borrowing Base" means, as of any date, an amount equal to:

  (1)
  85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries on a consolidated basis, plus

  (2)
  60% of the book value of the inventory of the Company and its Restricted Subsidiaries on a consolidated basis outstanding at any time.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are then available prior to the date of such determination (the "Reference Period") to (y) Consolidated Interest Expense for the Reference Period; provided, however, that:

  (1)
  if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of the Reference Period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for the Reference Period shall be calculated after giving effect on a pro forma basis to such Incurrence of Indebtedness as if such Indebtedness had been Incurred on the first day of the Reference Period;

  (2)
  if the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise discharged any Indebtedness since the beginning of the Reference Period or if any Indebtedness is to be repaid, repurchased, redeemed, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for the Reference Period shall be calculated after giving effect on a pro forma basis to such discharge as if it had occurred on the first day of the Reference Period and as if the Company or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

  (3)
  if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for the Reference Period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for the Reference Period and Consolidated Interest Expense for the Reference Period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for the Reference Period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (4)
  the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the date of determination, will be excluded;

  (5)
  the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the date of determination, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the date of determination;

  (6)
  if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, EBITDA and Consolidated Interest Expense for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of the Reference Period; and

  (7)
  if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clauses (3) or (6) above if made by the Company or a Restricted Subsidiary during the Reference Period, EBITDA and Consolidated Interest Expense for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of the Reference Period.

        For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise discharged in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and may include any applicable Pro forma Adjustments). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement or other Hedging Obligation applicable to such Indebtedness). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation, to the extent that such Indebtedness was Incurred for working capital purposes.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

  (1)
  interest expense attributable to Capital Lease Obligations;

  (2)
  amortization of original issue discount;

  (3)
  non-cash interest expense;

  (4)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (5)
  net payments pursuant to Hedging Obligations in respect of Indebtedness;

  (6)
  accrued dividends in respect of all Disqualified Stock of such Person and any Preferred Stock of any Restricted Subsidiary of the Company to the extent held by Persons other than the Company or a Wholly Owned Subsidiary; and

  (7)
  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary;

minus, to the extent included in such total interest expense, (i) amortization or write off of debt issuance costs, (ii) any financing fees, tender premiums, call premiums and other non-recurring expenses in connection with the Transactions or any refinancing of Indebtedness and (iii) the total interest income of the Company and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income. However, Consolidated Interest Expense shall be calculated excluding unrealized gains or losses with respect to

Hedging Obligations and any dividends or accretion or liquidation preference on any Capital Stock of the Company that is not Disqualified Stock.

        "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries determined in accordance with GAAP and without any reduction in respect of Preferred Stock dividends permitted pursuant to the Indenture; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

  (A)
  subject to the exclusion contained in clause (3) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

  (B)
  the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income, but only to the extent the Company or a Restricted Subsidiary funded such net loss with cash and such funding did not constitute a Restricted Payment that reduced the amount of permitted Restricted Payments under the covenant described under "—Material Covenants—Limitation on Restricted Payments";

  (2)
  solely for the purpose of the covenant described under the caption "—Material Covenants—Limitation on Restricted Payments", any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (other than any restrictions permitted pursuant to clauses (viii) and (ix) of paragraph (1) of the covenant described under "—Material Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries"), except that:

  (A)
  subject to the exclusion contained in clause (3) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

  (B)
  the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

  (3)
  any gain or loss realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

  (4)
  extraordinary, non-recurring or unusual gains or losses;

  (5)
  non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity based awards;

  (6)
  any non-cash goodwill impairment charges subsequent to the Issue Date resulting from the application of ASC 350;

  (7)
  any amortization or write-offs of debt issuance or deferred financing costs and premiums and prepayment penalties, in each case, to the extent attributable to the Indebtedness being Refinanced or Incurred in connection with the Transactions;

  (8)
  gains and losses realized upon the repayment or Refinancing of any Indebtedness of the Company or any Restricted Subsidiary;

  (9)
  gains and losses due solely to fluctuations in currency values and the related tax effects;

  (10)
  unrealized gains and losses with respect to Hedging Obligations;

  (11)
  the impact of any dividends or accretion of liquidation preference on any Capital Stock of the Company that is not Disqualified Stock;

  (12)
  the cumulative effect of a change in accounting principles;

  (13)
  so long as the Company is part of a consolidated group for tax purposes with Interline Delaware or another parent company, the excess (if any) of (a) the provision for income taxes of the Company and its consolidated Subsidiaries over (b) the sum of (x) the aggregate payments to Interline Delaware (or any other parent company) described in clause (2) of the definition of "Permitted Payments to Interline Delaware" and (y) the amount of any income taxes that the Company or its Subsidiaries paid directly to a taxing authority;

  (14)
  effects of adjustments (including the effects of such adjustments pushed down on the Company and Restricted Subsidiaries) in the Company's consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of purchase accounting, as the case may be, in relation to any consummated transaction or the amortization or write-off of any amounts thereof, net of taxes;

  (15)
  (a)(i) the non-cash portion of "straight-line" rent expense less (ii) the cash portion of "straight-line" rent expense that exceeds the amount expensed in respect of such rent expense and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations; and

  (16)
  any expenses or charges related to any issuance of Capital Stock, Investments, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, including any such expenses or charges attributable to the issuance or and sale of the notes.

in each case, for such period. Notwithstanding the foregoing (i) for the purposes of the covenant described under "—Material Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof and (ii) there shall be deducted from Consolidated Net Income in any period any Restricted Payments described in clause (1) of the definition of Permitted Payments to Interline Delaware and made during such period.

        "Consolidated Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after deducting therefrom, to the extent otherwise included, the amounts of:

  (1)
  minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

  (2)
  excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors of the Company;

  (3)
  any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

  (4)
  unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

  (5)
  treasury stock;

  (6)
  cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock; and

  (7)
  Investments in and assets of Unrestricted Subsidiaries.

        "Credit Agreement" means the Credit Agreement, dated as of November 16, 2010, by and among Interline Delaware, the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Bank of America, N.A., as syndication agent, together with the related documents thereto (including any guarantees and security documents), in each case as amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants or other provisions) from time to time (whether upon or after termination or otherwise), and any agreement (and related document or instrument) governing Indebtedness Incurred to Refinance (or increase), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders, whether or not such Credit Agreement or successor Credit Agreement remains in effect.

        "Credit Facilities" means one or more debt facilities (which may be outstanding at the same time and including any Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders or investors, or indentures or other agreements providing for revolving credit loans, term loans, letters of credit, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), commercial paper or any form of debt securities (including convertible securities) or debt obligations and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, extended, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including successive amendments, amendments and restatements, supplements, modifications, extensions, refinancings, replacements or other restructurings and including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) with respect to all or a portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement with respect to currency values and currency exchange rates.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Non-cash Consideration" means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Designated Non-cash Consideration pursuant to an officer's certificate executed by an officer of the Company or such Restricted Subsidiary at the time of such Asset Disposition.

        "Designated Senior Indebtedness," with respect to a Person means:

  (1)
  the Bank Indebtedness; and

  (2)
  any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

  (3)
  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the 91st day after the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the 91st day after the Stated Maturity of the notes shall not constitute Disqualified Stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under "—Material Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Change of Control";

  (2)
  any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto;

and provided further that (i) if Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability and (ii) any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

        The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

        "EBITDA" for any period means the sum of Consolidated Net Income, plus the following (without duplication) to the extent deducted in calculating such Consolidated Net Income:

  (1)
  all income tax expense of the Company and its consolidated Restricted Subsidiaries;

  (2)
  Consolidated Interest Expense;

  (3)
  depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

  (4)
  all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income (other than accrual of revenue in the ordinary course of business) of the Company and its consolidated Restricted Subsidiaries;

  (5)
  non-recurring restructuring costs and non-recurring acquisition costs and fees, including integration costs and fees, expenses related to a facilities closing and any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, any severance or relocation expenses, executive recruiting costs, curtailments or modifications to pension and post-retirement employee benefit plans, duplicative facilities closing charges, expenses and payments directly attributable to employee reduction or employee relocation (including cash severance payments) and expenses and payments directly attributable to the termination of real estate leases or real estate sales and the relocation of distribution and call center facilities or branch facilities; and

  (6)
  all adjustments used in the calculation of "Adjusted EBITDA" (as presented in the final offering memorandum for the initial notes, dated November 4, 2010);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Equity Offering" means any primary sale of Capital Stock (other than Disqualified Stock) of Interline Delaware (or other parent entity of the Company) (a) to the public pursuant to an effective registration statement under the Securities Act or (b) in a private placement pursuant to an exemption from the registration requirements of the Securities Act but only to the extent to which the net proceeds from such sale are contributed to the common equity of the Company.

        "Excluded Contributions" means the cash and Temporary Cash Investments received by the Company after the Issue Date from (1) contributions to its common equity capital, and (2) the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officer's Certificate executed on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

        "Existing Notes" means the Company's outstanding 8 1/8% Senior Subordinated Notes due 2014.

        "Fair Market Value" means, with respect to any asset or property, the price (after taking into account any liabilities relating to such asset or property) which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value in excess of $10.0 million will be determined in good faith by the Board of Directors of the Company, whose determination will be conclusive and evidenced by a resolution of the Board of Directors of the Company.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board and the Public Company Accounting Oversight Board; and

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means Interline Delaware or any Subsidiary Guarantor.

        "Guaranty" means the Interline Delaware Guaranty or any Subsidiary Guaranty.

        "Guaranty Agreement" means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the notes on the terms provided for in the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any (i) Interest Rate Agreement, (ii) Currency Agreement or (iii) other agreements or arrangements designed to protect such Person against fluctuations in commodity or fuel prices.

        "Holder" or "Noteholder" means the Person in whose name a note is registered on the Registrar's books.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Material Covenants—Limitation on Indebtedness":

  (1)
  amortization of debt discount or the accretion of principal or liquidation value with respect to a non-interest bearing or other discount security;

  (2)
  the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms (or the accretion or accumulation of such dividends on Capital Stock); and

  (3)
  the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

  (2)
  all Capital Lease Obligations of such Person;

  (3)
  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (4)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

  (5)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or with respect to any Preferred Stock of any Restricted Subsidiary of such Person (but excluding, in each case, accrued dividends);

  (6)
  all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  (7)
  all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

  (8)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        Notwithstanding the foregoing, (i) in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments or earn out or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter, (ii) Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity or obligations of such Person with respect to performance and surety bonds and completion guarantees entered into in the ordinary course of business and (iii) Indebtedness shall be calculated without giving effect to the effects of ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

        In the case of Indebtedness of any Person sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

        "Interline Delaware" means Interline Brands, Inc., a Delaware corporation, and its successors and assigns.

        "Interline Delaware Guaranty" means the Guarantee by Interline Delaware of the Company's obligations with respect to the notes contained in the Indenture.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "—Material Covenants—Limitation on Restricted Payments":

  (1)
  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

        "Issue Date" means November 16, 2010, the date on which the initial notes were originally issued.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

  (1)
  all legal, title and recording tax expenses, underwriting discounts, commissions, investment banking fees and expenses, employee severance and termination costs, and other fees and expenses incurred (including, fees and expenses of counsel, brokers, finders, consultants, placement agents, accountants and investment advisors), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

  (4)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any adjustment in the sale price of such property or assets or any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including tax liabilities, pensions or other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition;

  (5)
  payments of unassumed liabilities (not constituting Indebtedness) relating to assets sold at the time of, or within 30 days after the date of, such Asset Disposition; and

  (6)
  any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of such escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

        "Officer" means the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, any Vice President, the Treasurer, any Assistant Treasurer or the Secretary of the Company.

        "Officer's Certificate" means a certificate signed by an Officer.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

  (1)
  the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2)
  another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

  (3)
  cash and Temporary Cash Investments;

  (4)
  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel, commission, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

  (7)
  stock, obligations or securities received in resolution, compromise or settlement of debts owing to the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of the obligor or in satisfaction of judgments or otherwise in resolution or compromise of litigation, arbitration or disputes;

  (8)
  any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "—Material Covenants—Limitation on Sales of Assets and Subsidiary Stock" or in any other asset sale not constituting an Asset Disposition;

  (9)
  any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (10)
  any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

  (11)
  any Person to the extent such Investments consist of Guarantees of Indebtedness or Hedging Obligations otherwise permitted under the covenant described under "—Material Covenants—Limitation on Indebtedness";

  (12)
  any Person to the extent such Investment consists of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

  (13)
  any Person to the extent such Investment consists of loans and advances to vendors, suppliers, licensees, franchisees or customers of the Company or any of the Restricted Subsidiaries made in the ordinary course of business; provided, however, that the amount of Investments made pursuant to this clause (13) do not exceed $7.5 million at any time outstanding;

  (14)
  Persons to the extent such Investments are in existence on, or made pursuant to binding commitments in existence on the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the Issue Date and in the ordinary course of business consistent with past practice or as described in the final offering memorandum for the initial notes, dated November 4, 2010;

  (15)
  any joint venture engaged in a Related Business, to the extent such Investments, when taken together with all other Investments made pursuant to this clause (15) outstanding on the date such Investment is made, do not exceed the greater of (x) $20.0 million and (y) 2.0% of Total Assets determined as of the most recent practical date (as adjusted for any significant acquisition or disposition of assets since such date);

  (16)
  a Receivables Subsidiary, or any Investment by a Receivables Subsidiary in another Person, in each case in connection with a Qualified Receivables Transaction; provided, however, that such Investment is in the form of a purchase money note, equity or residual interest or limited liability company interest;

  (17)
  assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company;

  (18)
  acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above in the section of this prospectus titled "—Material Covenants—Merger and Consolidation" after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

  (19)
  Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (19) (in each case measured on the date each such Investment was made and without giving effect to subsequent changes in value) outstanding on the date such Investment is made, do not exceed the greater of (x) $40.0 million and (y) 4.0% of Total Assets determined as of the most recent practical date (as adjusted for any significant acquisition or disposition of assets since such date).

        "Permitted Payments to Interline Delaware" means, without duplication as to amounts:

  (1)
  any Restricted Payment made to Interline Delaware (or any other direct or indirect parent company) to be used by Interline Delaware (or such parent company) solely (A) to pay its franchise taxes and other fees required to maintain its corporate existence, (B) to pay for general corporate and overhead expenses (including salaries and other compensation (including salary, bonus and benefits) of the employees and directors, board activities, insurance, legal (including litigation, judgments and settlements), accounting, corporate reporting and filing, administrative and other general operating expenses) incurred by Interline Delaware (or such parent company) in the ordinary course of business, (C) to pay expenses incurred in connection with offerings of securities, debt financings or acquisition or disposition transactions and (D) to satisfy principal, interest and other payment obligations of the Company on Indebtedness of Interline Delaware, the proceeds of which were contributed to the Company; provided, however, that all such Restricted Payments pursuant to this clause (1) shall not exceed in the aggregate $15.0 million per year; and

  (2)
  payments to Interline Delaware (or any other direct or indirect parent company) in respect of federal, state or local income, franchise or similar taxes of the Company and its any Subsidiaries ("Tax Payments"); provided, however, that the aggregate Tax Payments shall not exceed (i) the aggregate amount of the relevant tax (including any penalties and interest) that the Company would owe after the Issue Date for United States Federal, state and local income tax purposes filing a separate tax return (or a consolidated or combined return with any Subsidiaries of the Company that are members of a consolidated or combined group with Interline Delaware (or such parent company), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and its Subsidiaries, less (ii) the amount of any income taxes that the Company or its Subsidiaries pay directly to a taxing authority after the Issue Date.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "principal" of a note means the principal of the note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Pro forma Adjustments" means, with respect to any period, the operating improvements, synergies, reduction in costs or other adjustments, as applicable, that are

  (1)
  directly attributable to a business or asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and as applied as of the Issue Date;

  (2)
  implemented by the business that was the subject of any such asset acquisition within one year prior to the date of the business or asset acquisition and that are supportable and quantifiable (based on the Company's good faith assumptions); or

  (3)
  subject to a plan being implemented or to be implemented by the Company or any Restricted Subsidiary in connection with the business being acquired and reasonably likely to be completed within one year following such acquisition and that are supportable and quantifiable (based on the Company's good faith assumptions), such Restricted Subsidiary or such business as set forth in an officer's certificate from the Chief Financial Officer of the Company;

in each case as if all such reductions in costs or other adjustments had been effected as of the beginning of such period.

        "Qualified Receivables Transaction" means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Receivables Subsidiary" means a Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable or related assets (including contract rights) and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is Guaranteed by the Company or any of its Restricted Subsidiaries (but excluding customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any of its Restricted Subsidiaries in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset (including contract rights) of the Company or any of its Restricted Subsidiaries (other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than customary fees payable in connection with servicing accounts receivable and (c) with which neither the Company nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, modify, renew, refund, repay, prepay, redeem, replace, supplement, defease, discharge or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

  (1)
  such Refinancing Indebtedness has a Stated Maturity (A) no earlier than the Stated Maturity of the Indebtedness being Refinanced or (B) more than 91 days after the final maturity date of the notes;

  (2)
  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is (A) equal to or greater than the Average Life of the Indebtedness being Refinanced or (B) more than 91 days after the final maturity date of the notes;

  (3)
  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus (i) accrued interest and dividends on the Indebtedness being Refinanced and (ii) fees and expenses, including any premium and defeasance or discharge costs) under the Indebtedness being Refinanced; and

  (4)
  if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Guarantor that Refinances Indebtedness of the Company or any Subsidiary that is a Guarantor or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

        "Related Business" means any business (including, without limitation, the maintenance, repair and operations products distribution business) in which the Company or any of its Restricted Subsidiaries was engaged on the Issue Date, any business related, ancillary or complementary to any business of the Company in which the Company was engaged on the Issue Date, any business that is a reasonable extension of, or is necessary or desirable to facilitate, any such business engaged in by the Company on the Issue Date or any business to the extent it is immaterial in size compared to the Company's business as a whole.

        "Representative" means, any trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Payment" with respect to any Person means:

  (1)
  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or through accretion or accumulation of such dividends on such Capital Stock and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

  (2)
  the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than (A) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or among Restricted Subsidiaries and (B) the purchase, repurchase or other acquisition of Subordinated

    Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

  (4)
  the making of any Investment (other than a Permitted Investment) in any Person.

        "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

        "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

        "Senior Indebtedness" means with respect to any Person:

  (1)
  Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

  (2)
  all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

  (1)
  any obligation of such Person to the Company or any Subsidiary of the Company;

  (2)
  any liability for Federal, state, local or other taxes owed or owing by such Person;

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

  (4)
  any Indebtedness or other Obligation of such Person which is by its express terms subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person;

  (5)
  that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (5) if the holders of such obligation or their Representative shall have received an Officer's Certificate of the Company to the effect that the Incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture); or

  (6)
  any obligations of such Person with respect to any Capital Stock.

        "Senior Subordinated Indebtedness" means, with respect to a Person, the notes and the Existing Notes (in the case of the Company), the Subsidiary Guaranty and the guarantee of the Existing Notes (in the case of a Subsidiary Guarantor) and the Interline Delaware Guaranty and the guarantee by Interline Delaware of the Existing Notes (in the case of Interline Delaware) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the notes or such Subsidiary Guaranty or the Interline Delaware Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guaranty or the Interline Delaware Guaranty, of such Person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person;

  (2)
  such Person and one or more Subsidiaries of such Person; or

  (3)
  one or more Subsidiaries of such Person.

        "Subsidiary Guarantor" means Wilmar Holdings, Inc., Wilmar Financial, Inc., Glenwood Acquisition LLC and each other Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

        "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

        "Temporary Cash Investments" means any of the following:

  (1)
  United States dollars, pounds sterling, euros, the national currency of any participating member state of the European Union, Canadian dollars, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

  (2)
  any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed or insured by the United States of America or any agency thereof having maturities of not more than twelve months from the date of acquisition;

  (3)
  bankers' acceptances, investments in demand and time deposit accounts, certificates of deposit, eurodollar time deposits and money market deposits maturing within twelve months of the date of acquisition thereof and overnight bank deposits, in each case issued by a lender party to the Credit Agreement or issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital and surplus aggregating in excess of $500.0 million (or the foreign currency equivalent thereof) and has a Thomson Bank Watch Rating of "B" or better or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

  (4)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (3) above;

  (5)
  investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a Person (other than an Affiliate of the Company) with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard and Poor's Ratings Group;

  (6)
  investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or A by Moody's;

  (7)
  money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kinds described in clauses (1) through (6) of this definition; and

  (8)
  in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

        "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's consolidated balance sheet for the most recently ended fiscal quarter for which internal financial statements are available.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C.—77aaa-77bbbb) as in effect on the Issue Date.

        "Trust Officer" means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

        "Trustee" means Wells Fargo Bank, National Association, until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Material Covenants—Limitation on Restricted Payments."

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Material Covenants—Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the material U.S. federal income tax consequences of exchanging initial notes for exchange notes pursuant to this exchange offer and the ownership and disposition of exchange notes acquired by U.S. Holders and Non-U.S. Holders (each as defined below, and collectively referred to as "Holders") pursuant to this exchange offer. Subject to the limitations and qualifications set forth in this registration statement (including exhibit 8.1 hereto) this discussion is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. This discussion is not a complete analysis or description of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular Holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth below deals only with Holders that hold the initial notes and exchange notes as capital assets for U.S. federal income tax purposes (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")). This description of certain U.S. federal income tax consequences does not address the tax treatment of special classes of Holders, such as:

  •
  financial institutions,

  •
  regulated investment companies,

  •
  real estate investment trusts,

  •
  partnership or other pass-through entities (or investors in such entities),

  •
  tax-exempt entities,

  •
  insurance companies,

  •
  persons holding the initial notes or the exchange notes as part of a hedging, integrated, or conversion transaction, constructive sale or "straddle,"

  •
  U.S. expatriates,

  •
  persons subject to the alternative minimum tax, and

  •
  dealers or traders in securities or currencies.

        This summary does not address U.S. federal estate and gift tax consequences or tax consequences under any state, local or foreign laws.

        For purposes of this discussion, you are a "U.S. Holder" if you are a beneficial owner of initial notes and you are, for U.S. federal income tax purposes, (1) an individual who is a citizen or a resident alien of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        For purposes of this discussion, you are a "Non-U.S. Holder" if you are a beneficial owner of initial notes, you are not a U.S. Holder, and you are, for U.S. federal income tax purposes, an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), estate or trust.

        If an entity treated as a partnership for U.S. federal tax purposes holds initial notes or exchange notes, the tax treatment of a partner or other owner will depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of such an entity that holds initial notes, you should consult your tax advisor regarding the tax consequences of exchanging initial notes for exchange notes and of holding and disposing of exchange notes.

        The following discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. judicial decisions, administrative pronouncements and final, temporary and proposed Treasury regulations ("Treasury Regulations")—all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the "IRS") with respect to any of the U.S. federal income tax consequences described below. As a result, there can be no assurance that the IRS or a court considering these issues will not disagree with or challenge any of the conclusions we have reached and describe herein.

We urge you to consult your own tax advisor regarding the application of U.S. federal, state and local tax laws, as well as any applicable foreign tax laws, to your particular situation.

Payments upon a Change of Control or Other Circumstances

        We may be obligated to pay amounts in excess of stated interest or principal on the exchange notes in the event of a Change of Control (as defined in the section of this prospectus entitled "Description of the Notes") or other circumstances. If such payments are treated as subject to either remote or incidental contingency, the tax consequences of your acquisition, ownership and disposition of the exchange notes pursuant to this offering would be as provided for in the rest of this discussion. If, however, the contingencies relating to one or more of such payments are treated as not remote or incidental, the exchange notes would be treated as contingent payment debt instruments ("CPDIs").

        There is no specific guidance as to when a contingency is remote or incidental. We intend to take the position that the contingencies relating to payments upon a Change of Control or other circumstances are remote and/or incidental for purposes of the CPDI rules. Our determination that these contingencies are remote and/or incidental is binding on you, unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and the IRS may challenge these determinations. If the exchange notes were deemed to be CPDIs, a holder would be required to treat any gain recognized on the sale or other disposition of the exchange notes as ordinary income rather than as capital gain. Furthermore, a Holder would be required to accrue interest income on a constant-yield basis at an assumed yield determined at the time of issuance of the initial notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. The remainder of this discussion assumes that the initial notes and the exchange notes will not be considered CPDIs.

Tax Consequences to U.S. Holders

        This section applies to you if you are a U.S. Holder, as defined above.

  Exchange Offer

        Exchanging an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note. Your holding period for an exchange note should include the holding period for the initial note and your initial basis in an exchange note will be the same as your adjusted basis in the initial note.

  Payments of Stated Interest

        You will be taxed on qualified stated interest ("QSI") on your exchange notes as ordinary income at the time it accrues or is received, depending on your method of accounting for U.S. federal income tax purposes. We expect the stated interest payments made on the exchange notes to be treated as QSI. An interest payment on a debt instrument is QSI if it is one of a series of stated interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate, applied to the outstanding principal amount of the debt instrument.

  Market Discount and Bond Premium

        Market Discount.    If you purchased an initial note (which will be exchanged for an exchange note pursuant to this exchange offer) for an amount that is less than its "revised issue price," the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the "revised issue price" of an initial note equals the issue price of the initial note. Although the Code does not expressly so provide, the revised issue price of the initial note should be decreased by the amount of any payments previously made on the initial note (other than payments of qualified stated interest). The rules described below do not apply to you if you purchased an initial note that has de minimis market discount.

        Under the market discount rules, you are required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If you dispose of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), you will be required to include any accrued market discount as ordinary income as if you had sold the exchange note at its then fair market value. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

        Market discount accrues ratably during the period from the date on which you acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless you make an irrevocable election to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If you elect to include market discount in income currently, your adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS.

        Bond Premium.    If you purchased an initial note (which will be exchanged for an exchange note pursuant to this exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. You may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, you will reduce the amount required to be included in income each year with respect to interest on your exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If you elected to amortize bond premium on an initial note, such election should carry over to the exchange note received in exchange therefor. If you do not make this election, you will be required to include in gross income the full amount of interest on the exchange note in accordance with your regular method of tax accounting, and will include the premium in your tax basis for the exchange note for purposes of computing the amount of your gain or loss recognized on the taxable disposition of the exchange note. You should consult your own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

  Sale, Exchange and Retirement of the Exchange Notes

        You will recognize capital gain or loss upon the sale, exchange or retirement of your exchange notes in an amount equal to the difference between (i) the amount of cash you receive (other than cash in respect of accrued stated interest, which will be taxable as ordinary income to the extent not previously included in income), and (ii) your adjusted tax basis in your exchange notes at the time of sale. Your adjusted tax basis for an exchange note will be the price you paid for it, increased by any market discount previously included in gross income reduced (but not below zero) by payments, if any, you have previously received other than stated interest payments and by amortized bond premium. If you are a non-corporate U.S. Holder, you may be eligible for a reduced rate of taxation if you have held the exchange notes for more than one year. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        Information reporting requirements will apply to U.S. Holders other than certain exempt recipients with respect to certain payments of interest on exchange notes and the proceeds of disposition (including a retirement or redemption of an exchange note). In addition, certain payments to you will be subject to backup withholding if you:

  •
  fail to provide a correct taxpayer identification number (which, if you are an individual, would ordinarily be your Social Security Number),

  •
  have been notified by the IRS that you are subject to backup withholding,

  •
  fail to certify that you are exempt from withholding, or

  •
  otherwise fail to comply with applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

  New Legislation

        Newly enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay a 3.8% tax (in addition to taxes they would otherwise be subject to) on their "net investment income" for taxable years beginning after December 31, 2012 to the extent that their gross income exceeds a certain threshold. Net investment income includes, among other things, interest on and capital gains from the sale or other disposition of exchange notes. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the exchange notes.

Tax Consequences to Non-U.S. Holders

        This section applies to you if you are a Non-U.S. Holder, as defined above.

        The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the exchange notes, including any reporting requirements.

  Exchange Offer

        You will not recognize gain or loss upon receipt of an exchange note in exchange for an initial note.

  Payments of Interest on Exchange Notes

        Subject to the discussion below concerning backup withholding, payments in respect of interest on an exchange note that are not effectively connected with the conduct of a U.S. trade or business (as discussed below under "Income Effectively Connected with a U.S. Trade or Business") and, if certain tax treaties apply, are not attributable to a permanent establishment or fixed base in the United States, will not be subject to U.S. federal income tax or withholding tax, if:

  •
  you do not own, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of our stock entitled to vote,

  •
  you are not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us,

  •
  you are not considered a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business for purposes of the applicable U.S. federal income tax rules, and

  •
  you provide a properly completed IRS Form W-8BEN (or other appropriate form) certifying your non-U.S. status.

        The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. federal withholding tax at a rate of 30%, unless (A) you provide a properly completed IRS Form W-8BEN (or other appropriate form) claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with your conduct of a U.S. trade or business and you provide a properly completed IRS Form W-8ECI or Form W-8BEN (or other appropriate form).

  Sale, Exchange or Disposition of the Exchange Notes

        Subject to the discussion below concerning backup withholding, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other taxable disposition of the exchange notes, unless:

  •
  you are an individual present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case you will be subject to a flat 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses), or

  •
  such gain is effectively connected with your conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base in the United States), in which case you will be subject to tax as described below under "Income Effectively Connected with a U.S. Trade or Business."

  Income Effectively Connected with a U.S. Trade or Business

        If you are engaged in a trade or business in the United States and if payments in respect of interest on the exchange notes or gain realized on the disposition of the exchange notes is effectively connected with the conduct of such trade or business, you will be subject to regular U.S. federal income tax on the interest or gain on a net income basis in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. However, the interest or gain in respect of the exchange notes would be exempt from U.S. withholding tax if you claim the exemption by providing a properly completed IRS Form W-8ECI or W-8BEN. In addition, if you are a foreign corporation, you may also be subject to a branch profits tax on your effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable tax treaty.

  Information Reporting and Backup Withholding

        Unless certain exceptions apply, we must report to the IRS and to you any payments to you in respect of interest during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on exchange notes, if you provide us with a properly competed IRS Form W-8BEN (or other appropriate form), provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person.

        Payments pursuant to the sale, exchange or other disposition of exchange notes, made to or through a foreign office of a foreign broker, other than payments in respect of interest, will not be subject to information reporting and backup withholding; provided, that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a U.S. broker will not be subject to backup withholding, but are subject to information reporting unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments to or through a U.S. office of a broker, however, are subject to information reporting and backup withholding, unless the beneficial owner of the exchange notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

        Backup withholding is not an additional tax; any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS. You should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

 BOOK-ENTRY, DELIVERY AND FORM

        Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

Depository Procedures

        For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company, the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream"). These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

        The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company's system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

        The Depository Trust Company has also advised us that, in accordance with its procedures,

  (1)
  upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and

  (2)
  it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

        The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

        Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. These depositories, in turn, will hold these positions in their names on the books of The Depository Trust Company. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

        The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

        Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture governing the notes for any purpose.

        Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture governing the notes. Under the terms of the indenture governing the notes, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of the Issuer, any Guarantor or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of The Depository Trust Company's records or any direct or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company's records or any direct or indirect participant's records relating to the beneficial ownership interests in any global note or

  (2)
  any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

        The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

        None of the Issuer, any Guarantor or the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and the Issuer, the Guarantors and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

        Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Cross-market transfers between the participants in The Depository

Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes (as defined in the indenture governing the notes), The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

        Although The Depository Trust Company, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of the Company, the Guarantors, the trustee or any of our or the trustee's respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

        A global note will be exchangeable for definitive notes in registered certificated form if:

  (1)
  The Depository Trust Company (a) notifies us that it is unwilling or unable to continue as depository for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary; or

  (2)
  a default or an event of default under the indenture governing the notes has occurred and is continuing.

        In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

Exchange of Certificated Notes for Book-Entry Notes

        Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.

 LEGAL MATTERS

        Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the exchange notes and guarantees offered hereby. Dechert LLP will pass on certain legal matters of New Jersey law relating to Interline Brands, Inc. Paul, Weiss, Rifkind, Wharton & Garrison LLP has relied upon the opinions of Dechert LLP.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from the Annual Report on Form 10-K of Interline Delaware and subsidiaries for the year ended December 25, 2009 and the effectiveness of Interline Delaware and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Interline Delaware files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and other information with the SEC. Interline Delaware has also filed with the SEC a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any reports, statements, or other information filed by Interline Brands at the SEC's public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The SEC also maintains an Internet site at http://www.sec.gov that contains quarterly, annual, and current reports, proxy and information statements, and other information regarding companies, like Interline Delaware, that file electronically with the SEC.

        Anyone who receives a copy of this prospectus may obtain a copy of the indenture governing the notes without charge by writing to Interline Brands, Inc., 701 San Marco Boulevard, Jacksonville, Florida 32207, Attention: Corporate Secretary.

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        No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Interline Brands since the date of this prospectus.

        Until March 28, 2011, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.